                                                                     EXHIBIT 2.1

                                                          ORIGINAL EXECUTED COPY



                    ---------------------------------------

                         AGREEMENT AND PLAN OF MERGER

                    ---------------------------------------

                                     Among

                           ISPAT INTERNATIONAL N.V.,

                           INLAND MERGER SUB, INC.,

                         INLAND STEEL INDUSTRIES, INC.

                                      and

                             INLAND STEEL COMPANY


                           Dated as of May 27, 1998

                               TABLE OF CONTENTS

Section                                                                     Page
                                   ARTICLE I

                                  DEFINITIONS

     1.01.   Certain Defined Terms                                             2

                                  ARTICLE II

                     THE MERGER; CONVERSION OF SECURITIES

     2.01.   The Merger                                                       12
     2.02.   Closing                                                          12
     2.03.   Effective Time                                                   12
     2.04.   Effect of the Merger                                             12
     2.05.   Certificate of Incorporation; Bylaws; Directors and Officers
               of Surviving Corporation                                       13
     2.06.   Conversion of Securities                                         13
     2.07.   No Further Rights in ISC Capital Stock                           14
     2.08.   Payment of Intercompany Indebtedness                             14
     2.09.   Closing Deliveries by ISI                                        15
     2.10.   Closing Deliveries by Ispat                                      15
     2.11.   Adjustment of Common Stock Merger Consideration                  15

                                  ARTICLE III

                     REPRESENTATIONS AND WARRANTIES OF ISI

     3.01.   Organization, Authority and Qualification of ISI                 17
     3.02.   Organization, Authority and Qualification of ISC                 18
     3.03.   Capital Stock of ISC; Ownership of the Shares                    18
     3.04.   Subsidiaries and Ventures                                        19
     3.05.   Corporate Books and Records                                      20
     3.06.   No Conflict                                                      20
     3.07.   Governmental Consents and Approvals                              21
     3.08.   SEC Filings; Financial Information                               21
     3.09.   No Undisclosed Liabilities                                       22
     3.10.   Inventories                                                      22
     3.11.   Conduct in the Ordinary Course; Absence of Certain Changes,
               Events and Conditions                                          22
     3.12.   Litigation                                                       26
     3.13.   Compliance with Laws                                             26
     3.14.   Environmental Matters                                            27

Section                                                                     Page
     3.15.   Material Contracts                                               28
     3.16.   Intellectual Property                                            30
     3.17.   Real Property                                                    30
     3.18.   Assets                                                           31
     3.19.   Employee Benefit Matters                                         32
     3.20.   Labor Matters                                                    35
     3.21.   Key Employees                                                    36
     3.22.   Taxes                                                            36
     3.23.   Insurance                                                        38
     3.24.   Fairness Opinion                                                 39
     3.25.   Brokers                                                          39
     3.26.   Disclaimer of ISI                                                40

                                  ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF ISPAT

     4.01.   Organization and Authority of Ispat                              40
     4.02.   Organization and Authority of Merger Sub                         40
     4.03.   No Conflict                                                      41
     4.04.   Governmental Consents and Approvals                              41
     4.05.   Financing                                                        41
     4.06.   Brokers                                                          41

                                   ARTICLE V

                             ADDITIONAL AGREEMENTS

     5.01.   Conduct of Business Prior to the Closing                         42
     5.02.   Access to Information                                            42
     5.03.   Confidentiality                                                  43
     5.04.   Regulatory and Other Authorizations; Notices and Consents        44
     5.05.   Notice of Developments                                           45
     5.06.   No Solicitation or Negotiation                                   45
     5.07.   Use of Intellectual Property                                     46
     5.08.   Non-Competition                                                  47
     5.09.   Release of Obligations                                           48
     5.10.   Certain Obligations                                              48
     5.11.   ISC Directors and Officers                                       49
     5.12.   Headquarters                                                     49
     5.13.   Further Action                                                   49

                                  ARTICLE VI

Section                                                                     Page
                               EMPLOYEE MATTERS

     6.01.   Employment of Certain ISI Employees; Assumption of Certain
               Agreements                                                     50
     6.02.   Pension Plan                                                     50
     6.03.   Thrift Plan                                                      51
     6.04.   Other Employee Plans                                             51
     6.05.   Continuation of Current Bargaining Agreements, Employment
               and Benefits                                                   52
     6.06.   No Third Party Beneficiaries                                     53

                                  ARTICLE VII

                                  TAX MATTERS

     7.01.   Indemnity                                                        53
     7.02.   Returns and Payments                                             54
     7.03.   Refunds                                                          55
     7.04.   Contests                                                         55
     7.05.   Time of Payment                                                  57
     7.06.   Cooperation and Exchange of Information                          57
     7.07.   Conveyance Taxes                                                 57
     7.08.   Section 338(h)(10) Election                                      58
     7.09.   Miscellaneous                                                    59

                                 ARTICLE VIII

                             CONDITIONS TO CLOSING

     8.01.   Conditions to Obligations of ISI and ISC                         60
     8.02.   Conditions to Obligations of Ispat and Merger Sub                61

                                  ARTICLE IX

                                INDEMNIFICATION

     9.01.   Survival of Representations and Warranties                       64
     9.02.   Indemnification                                                  65
     9.03.   Limits on Indemnification                                        66
     9.04.   Tax Matters                                                      67
     9.05.   Environmental Matters                                            67

Section                                                                     Page
                                   ARTICLE X

                            TERMINATION AND WAIVER

     10.01.  Termination                                                      68
     10.02.  Effect of Termination                                            69
     10.03.  Waiver                                                           69

                                  ARTICLE XI

                              GENERAL PROVISIONS

     11.01.  Expenses                                                         69
     11.02.  Notices                                                          70
     11.03.  Public Announcements                                             70
     11.04.  Headings                                                         70
     11.05.  Severability                                                     70
     11.06.  Entire Agreement                                                 70
     11.07.  Assignment                                                       70
     11.08.  No Third Party Beneficiaries                                     70
     11.09.  Amendment                                                        70
     11.10.  Governing Law                                                    70
     11.11.  Counterparts                                                     71
     11.12.  Specific Performance                                             71
     11.13.  Other Actions                                                    71

EXHIBIT 8.01(h)(i)   -  Form of Opinion of De Brauw Blackstone Westbroek

EXHIBIT 8.01(h)(ii)  -  Form of Opinion of Shearman & Sterling

EXHIBIT 8.02(h)(i)   -  Form of Opinion of ISI's General Counsel

EXHIBIT 8.02(h)(ii)  -  Form of Opinion of Mayer, Brown & Platt

          AGREEMENT AND PLAN OF MERGER, dated as of May 27, 1998, among ISPAT INTERNATIONAL N.V., a company organized under the laws of The Netherlands ("Ispat"), INLAND MERGER SUB, INC., a Delaware corporation and an indirect wholly owned subsidiary of Ispat ("Merger Sub"), INLAND STEEL INDUSTRIES, INC., a Delaware corporation ("ISI"), and INLAND STEEL COMPANY, a Delaware corporation and a wholly owned subsidiary of ISI ("ISC").

                              W I T N E S S E T H:

          WHEREAS, ISI owns all the issued and outstanding shares of (i) common stock, par value $1.00 per share, of ISC ("ISC Common Stock"), (ii) Series A Preferred Stock, par value $1.00 per share, of ISC ("Series A Preferred Stock"),
(iii) Series B Preferred Stock, par value $1.00 per share, of ISC ("Series B Preferred Stock"), and (iv) Series C Preferred Stock, par value $1.00 per share, of ISC ("Series C Preferred Stock" and, together with Series A Preferred Stock and the Series B Preferred Stock, the "ISC Preferred Stock"); and

          WHEREAS, the boards of directors of Ispat and ISI have determined that it is consistent with and in furtherance of their respective long-term business strategies and fair to and in the best interests of their respective companies and stockholders for Ispat to acquire ISC pursuant to the terms and conditions set forth in this Agreement;

          WHEREAS, in furtherance of such acquisition, the board of directors of each of Ispat, Merger Sub, ISI and ISC has approved and declared advisable the merger of Merger Sub with and into ISC (the "Merger") and the stockholders of Merger Sub and ISC have voted to approve and adopt this Agreement, upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the "DGCL");

          WHEREAS, for United States federal income tax purposes, it is intended that the parties to this Agreement will elect to treat the Merger as a deemed asset sale under Section 338(h)(10) of the United States Internal Revenue Code of 1986, as amended (the "Code"), and the Treasury regulations thereunder (the "Regulations");

          NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, Ispat, Merger Sub, ISI and ISC hereby agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

          SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

          "Acquired ISI Business" has the meaning specified in Section 5.08(a).

          "Acquisition Proposal" has the meaning specified in Section 5.06(c).

          "Action" means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

          "Affiliate" means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

          "Agreement" or "this Agreement" means this Agreement and Plan of Merger, dated as of May 27, 1998, among Ispat, Merger Sub, ISI and ISC (including the Exhibits hereto and the Disclosure Schedule) and all amendments hereto made in accordance with the provisions of Section 11.09.

          "Allocation" has the meaning specified in Section 7.08(b).

          "Assets" has the meaning specified in Section 3.18.

          "Book Value" means the excess of total consolidated assets over total consolidated liabilities of ISC and the Subsidiaries, as determined in accordance with U.S. GAAP and as shown on the Reference Balance Sheet or the Closing Balance Sheet, as the case may be.

          "Business" means the business of manufacturing, processing, selling, marketing and distributing steel products and all other business which as of the date hereof is being conducted by ISC, the Subsidiaries and the Ventures.

          "Business Day" means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in The City of New York.

          "Business Plan" means the 1998 business plan of ISC, a copy of which is set forth in Section 3.11(viii) of the Disclosure Schedule.

          "Certificate of Merger" has the meaning specified in Section 2.03.

          "Closing" has the meaning specified in Section 2.02.

          "Closing Balance Sheet" means the audited consolidated balance sheet (including the related notes and schedules thereto, if any) of ISC and the Subsidiaries, to be prepared pursuant to Section 2.11(a) and to be dated as of the Closing Date.

          "Closing Date" means the date of the Closing.

          "Code" has the meaning specified in the recitals to this Agreement.

          "Collective Bargaining Agreements" has the meaning specified in
Section 6.05(a).

          "Common Stock Merger Consideration" has the meaning specified in
Section 2.06(a).

          "Competing ISI Operations" has the meaning specified in Section
5.08(a).

          "Confidentiality Agreement" means the Confidentiality and Standstill Agreement dated December 19, 1997 between ISI and Ispat.

          "control" (including the terms "controlling", "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, including, without limitation, the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

          "Designated Amount" means $100,000.

          "Designated Rate" means, as of a particular date, a rate of interest per annum equal to the London Interbank Offered Rate for one-month Eurodollar deposits as published in the final New York edition of the Wall Street Journal on the next succeeding Business Day.

          "Designated Welfare Plans" has the meaning specified in Section
6.04(a).

          "DGCL" has the meaning specified in the recitals to this Agreement.

          "Disclosure Schedule" means the Disclosure Schedule, dated as of the date hereof, delivered by ISI to Ispat.

          "$" means United States dollars.

          "Effective Time" has the meaning specified in Section 2.03.

          "Elections" has the meaning specified in Section 7.08(c).

          "Encumbrance" means any security interest, pledge, mortgage, lien (including, without limitation, environmental and tax liens), charge, encumbrance, adverse claim, preferential arrangement or restriction of any kind, including, without limitation, any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

          "Environment" means surface waters, groundwaters, surface water sediment, soil, subsurface strata and ambient air.

          "Environmental Claims" means any and all actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, notices of liability or potential liability, investigations, proceedings, consent orders or consent agreements relating in any way to any Environmental Law, any Environmental Permit or any Hazardous Material or arising from any alleged violation of Environmental Laws.

          "Environmental Laws" means any Law in effect as of the Closing Date, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to pollution or protection of the Environment or natural resources, or to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.

          "Environmental Permit" means any permit, approval, identification number, license or other authorization required to operate the Business or the Real Property under any applicable Environmental Law.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

          "Exchange Act" means the Securities Exchange Act of 1934, as amended.

          "Governmental Authority" means any United States federal, state or local or any foreign government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

          "Governmental Order" means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

          "Hazardous Materials" means (a) petroleum and petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials and polychlorinated biphenyls, and (b) any other chemicals, materials or substances regulated as toxic or hazardous or as a pollutant, contaminant or waste under any applicable Environmental Law.

          "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

          "Indebtedness" means, with respect to any Person, (a) all indebtedness of such Person, whether or not contingent, for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business consistent with past practice, (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property),
(e) all obligations of such Person as lessee under leases that have been or should be, in accordance with U.S. GAAP, recorded as capital leases, (f) all obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities, (g) all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any capital stock of such Person or any warrants, rights or options to acquire such capital stock, valued, in the case of redeemable preferred stock, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (h) all Indebtedness of others referred to in clauses (a) through (f) above guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (i) to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness, (ii) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss, (iii) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (iv) otherwise to assure a creditor against loss, and (i) all Indebtedness referred to in clauses (a) through (f) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Encumbrance on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness.

          "Indemnified Party" has the meaning specified in Section 9.02(c).

          "Indemnifying Party" has the meaning specified in Section 9.02(c).

          "Independent Accounting Firm" has the meaning specified in
Section 2.11(b)(ii).

          "I/N Kote" means I/N Kote, an Indiana general partnership in which a Subsidiary owns a 50% partnership interest.

          "I/N Tek" means I/N Tek, an Indiana general partnership in which a Subsidiary owns a 60% partnership interest.

          "Intellectual Property" means (a) inventions, whether or not patentable, whether or not reduced to practice, and whether or not yet made the subject of a pending patent application or applications, (b) ideas and conceptions of potentially patentable subject matter, including, without limitation, any patent disclosures, whether or not reduced to practice and whether or not yet made the subject of a pending patent application or applications, (c) patents, patent registrations and patent applications (including all reissues, divisions, continuations, continuations-in-part, extensions and reexaminations) and all rights therein provided by international treaties or conventions and all improvements to the inventions disclosed in each such registration, patent or application, (d) trademarks, service marks, trade dress, logos, trade names and corporate names, whether or not registered, including all common law rights, and registrations and applications for registration thereof, including, but not limited to, all marks registered in the United States Patent and Trademark Office and throughout the world and all rights therein provided by international treaties or conventions, (e) copyrights (registered or otherwise) and registrations and applications for registration thereof, and all rights therein provided by international treaties or conventions, computer software, including, without limitation, source code, operating systems and specifications, data, data bases, files, documentation and other materials related thereto, data and documentation, (f) trade secrets and confidential, technical and business information (including ideas, formulas, compositions, inventions, and conceptions of inventions whether patentable or unpatentable and whether or not reduced to practice), (g) whether or not confidential, technology (including know-how and show-how), manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, (h) copies and tangible embodiments of all the foregoing, in whatever form or medium, (i) all rights to obtain and rights to apply for patents, and to register trademarks and copyrights, and (j) all rights to sue or recover and retain damages and costs and attorneys' fees for present and past infringement of any of the foregoing.

          "Intercompany Indebtedness" has the meaning specified in Section 2.08(a).

          "Inventories" means all raw materials, work in progress and finished goods related to the Business maintained, held or stored by or for ISC, any Subsidiary or any Venture at the Effective Time and any prepaid deposits for any of the same.

          "IRS" means the Internal Revenue Service of the United States.

          "ISC" has the meaning specified in the preamble to this Agreement.

          "ISC Capital Stock" means the ISC Common Stock and ISC Preferred
Stock.

          "ISC Common Stock" has the meaning specified in the recitals to this Agreement.

          "ISC Employees" means (i) persons employed by ISC, the Subsidiaries and the Ventures as of the Effective Time, including ISI Transferred Employees,
(ii) former employees of ISC, the Subsidiaries and the Ventures, and (iii) a mutually agreed-upon listing of current and former employees of ISI, and, in each of the foregoing cases, the beneficiaries and alternate payees for the respective employees or former employees.

          "ISC Plans" has the meaning specified in Section 6.04(a).

          "ISC Preferred Stock" has the meaning specified in the recitals to this Agreement.

          "ISC SEC Reports" has the meaning specified in Section 3.08(a).

          "ISI" has the meaning specified in the preamble to this Agreement.

          "ISI Employees" means employees and former employees of ISI, and beneficiaries and alternate payees of such persons, other than those persons who constitute ISC Employees.

          "ISI Indemnified Party" has the meaning specified in Section 9.02(b).

          "ISI Monetization Transaction" has the meaning specified in Section 5.10.

          "ISI Pension Plan" means the Inland Steel Industries Pension Plan.

          "ISI Pension Trust" means the Inland Steel Industries Pension Trust.

          "ISI Thrift Plan" means the Inland Steel Industries Thrift Plan.

          "ISI Non-Transferred Employee Defined Benefit Plan" means a defined benefit plan (as defined in Section 3(35) of ERISA) maintained or established by ISI or a subsidiary of ISI (other than a Subsidiary).

          "ISI Transferred Employees" has the meaning specified in Section 6.01(a).

          "ISI's Accountants" means Price Waterhouse LLP, independent accountants of ISI and ISC.

          "Ispat" has the meaning specified in the preamble to this Agreement.

          "Ispat Indemnified Party" has the meaning specified in
Section 9.02(a).

          "Ispat's Accountants" means Deloitte & Touche LLP, independent accountants of Ispat.

          "Issued Shares" has the meaning specified in Section 3.03.

          "Kote Agreements" has the meaning specified in Section 3.15(a)(ix).

          "Labor Organizations" has the meaning specified in Section 6.05(a).

          "Law" means any federal, state, local or foreign statute, law, ordinance, regulation, rule, code, order or other requirement or rule of law.

          "Leased Real Property" means the real property leased by ISC, any Subsidiary or any Venture (or by ISI on behalf of ISC, any Subsidiary or any Venture), as tenant (including, without limitation, the office space at 30 West Monroe Street, Chicago, Illinois), together with, to the extent leased by ISC, any Subsidiary or any Venture, all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems, equipment and items of personal property of ISC, any Subsidiary or any Venture attached or appurtenant thereto, and all easements, licenses, rights and appurtenances relating to the foregoing.

          "Letter Agreement" means the letter agreement, dated March 16, 1998, between ISI and Ispat.

          "Liabilities" means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including, without limitation, those arising under any Law (including, without limitation, any Environmental Law), Action or Governmental Order and those arising under any contract, agreement, arrangement, commitment or undertaking.

          "Loss" has the meaning specified in Section 9.02(a).

          "Material Adverse Effect" means any circumstance, change in or effect on ISC, any Subsidiary or any Venture that, individually or in the aggregate, is or would reasonably be expected to be materially adverse to the business, Assets and Liabilities, results of operations or financial condition of ISC, the Subsidiaries and the Ventures, taken as a whole, except for circumstances, changes or effects affecting the industry of manufacturing, processing, selling, marketing and distributing steel generally.

          "Material Contracts" has the meaning specified in Section 3.15(a).

          "Merger" has the meaning specified in the recitals to this Agreement.

          "Merger Consideration" means, collectively, the Common Stock Merger Consideration and the Preferred Stock Merger Consideration.

          "Merger Sub" has the meaning specified in the preamble to this Agreement.

          "Merger Sub Common Stock" has the meaning specified in Section
2.06(d).

          "Multiemployer Plan" has the meaning specified in Section 3(37) of ERISA.

          "Multiple Employer Plan" has the meaning specified in Section 3.19(b).

          "New Defined Contribution Plan" has the meaning specified in Section 6.03.

          "New Pension Trust" has the meaning specified in Section 6.02.

          "1993 Consent Decree" means the consent decree entered June 10, 1993, by the U.S. District Court for the Northern District of Indiana in Civil Action No. H 90-0328 between the United States of America (on behalf of the U.S. Environmental Protection Agency) and ISC.

          "Owned Real Property" means the real property owned by ISC, any Subsidiary or any Venture, together with all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems, equipment and items of personal property of ISC, any Subsidiary or any Venture attached or appurtenant thereto and all easements, licenses, rights and appurtenances relating to the foregoing.

          "PCI Associates" means PCI Associates, an Indiana general partnership in which a Subsidiary owns a 50% partnership interest.

          "Permitted Encumbrances" means (a) liens for taxes, assessments and governmental charges or levies not yet due and payable not in excess of the amount accrued therefor on the Reference Balance Sheet and which would not have a Material Adverse Effect; (b) Encumbrances imposed by law, such as materialmen's, mechanics', carriers', workmen's and repairmen's liens and other similar liens arising in the ordinary course of business securing obligations that (i) are not overdue for a period of more than 90 days and (ii) which would not have a Material Adverse Effect; (c) pledges or deposits to secure obligations under workers' compensation laws or similar legislation or to secure public or statutory obligations; (d) survey exceptions, easements and other customary encumbrances on title to real property that (i) were not incurred in connection with any Indebtedness, (ii) do not render title to the property encumbered thereby unmarketable and (iii) do not, individually or in the aggregate, materially adversely affect the value of such property or the use of such property for its current and currently anticipated purposes; and (e) the existing Encumbrances set forth in Section 3.18 of the Disclosure Schedule.

          "Person" means any individual, partnership, limited liability company, firm, corporation, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act.

          "Plans" has the meaning specified in Section 3.19(a).

          "Preferred Stock Merger Consideration" has the meaning specified in
Section 2.06(b).

          "Real Property" means the Leased Real Property and the Owned Real Property.

          "Receivables" means any and all accounts receivable, notes and other amounts receivable by ISC, any Subsidiary or any Venture from third parties, including, without limitation, customers, arising from the conduct of the Business or otherwise before the Effective Time, whether or not in the ordinary course, together with all unpaid financing charges accrued thereon.

          "Reference Balance Sheet" means the audited consolidated balance sheet (including the related notes and schedules thereto) of ISC, dated as of December 31, 1997, a copy of which is included in the Annual Report on Form 10-K of ISC for the year ended December 31, 1997.

          "Reference Balance Sheet Date" means December 31, 1997.

          "Regulations" has the meaning specified in the recitals to this Agreement.

          "Release" means disposing, discharging, injecting, spilling, leaking, leaching, dumping, emitting, escaping, emptying, seeping, placing and the like into or upon any land or water or air or otherwise entering into the Environment.

          "Remedial Action" means all action to (i) clean up, remove, treat or handle in any other way Hazardous Materials in the Environment; (ii) prevent the Release of Hazardous Materials so that they do not migrate, endanger or threaten to endanger public health or the Environment; or (iii) perform remedial investigations, feasibility studies, corrective actions, closures and postremedial or postclosure studies, investigations, operations, maintenance and monitoring on, about or in any Real Property.

          "Reportable Event" means a reportable event within the meaning of
Section 4043 of ERISA for which the 30 day notice requirements have not been waived.

          "Restricted Period" has the meaning specified in Section 5.08(a).

          "Returns" has the meaning specified in Section 7.02(a).

          "SEC" means the United States Securities and Exchange Commission.

          "Section 338(h)(10) Election" has the meaning specified in
Section 7.08(a).

          "Securities Act" means the Securities Act of 1933, as amended.

          "Series A Preferred Stock" has the meaning specified in the recitals to this Agreement.

          "Series B Preferred Stock" has the meaning specified in the recitals to this Agreement.

          "Series C Preferred Stock" has the meaning specified in the recitals to this Agreement.

          "Subsidiaries" means any and all corporations, partnerships, limited liability companies, joint ventures, associations and other entities controlled by ISC directly or indirectly through one or more intermediaries; provided, however, that Subsidiaries does not include the Ventures.

          "Surviving Corporation" has the meaning specified in Section 2.01.

          "Tax" or "Taxes" means any and all taxes, fees, levies, duties, tariffs, imposts, and other charges of any kind (together with any and all interest, penalties, fines, additions to tax and additional amounts imposed with respect thereto) imposed by any government or taxing authority, including, without limitation: taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; license, registration and documentation fees; and customs duties, tariffs, and similar charges.

          "Tek Agreements" has the meaning specified in Section 3.15(a)(ix).

          "Termination Fee" has the meaning specified in Section 10.02(b).

          "Third Party Claims" has the meaning specified in Section 9.02(c).

          "U.S. GAAP" means United States generally accepted accounting principles and practices as in effect from time to time.

          "USWA" means the United Steelworkers of America.

          "Ventures" means, collectively, I/N Tek, I/N Kote and PCI Associates.

          "WARN" has the meaning specified in Section 3.19(g).


                                  ARTICLE II

                     THE MERGER; CONVERSION OF SECURITIES

          SECTION 2.01. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into ISC. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and ISC shall continue as the surviving corporation of the Merger as an indirect wholly owned subsidiary of Ispat (the "Surviving Corporation").

          SECTION 2.02. Closing. Unless this Agreement shall have been terminated and the Merger herein contemplated shall have been abandoned pursuant to Section 10.01 and subject to the satisfaction or waiver of the conditions set forth in Article VIII, the consummation of the Merger shall take place at a closing (the "Closing") to be held on the later of (a) the third business day after satisfaction or waiver of the conditions set forth in Article VIII and (b) June 30, 1998, at the offices of Mayer, Brown & Platt, 190 South LaSalle Street, Chicago, Illinois, unless another date, time or place is agreed to by Ispat and ISI.

          SECTION 2.03. Effective Time. At the Closing, the parties shall cause the Merger to be consummated by filing a certificate of merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of, the DGCL (the date and time of such filing, or such later date or time as set forth therein, being the "Effective Time").

          SECTION 2.04. Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise provided herein, all the property, rights, privileges, powers and franchises of ISC and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of ISC and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

          SECTION 2.05. Certificate of Incorporation; Bylaws; Directors and Officers of Surviving Corporation. At the Effective Time:

          (a) the Certificate of Incorporation and the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation and the Bylaws of the Surviving Corporation (except that Article I of the Certificate of Incorporation shall be amended as of the Effective Time to read as follows: "The name of the Corporation is Inland Steel Company.");

          (b) the directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation from and after the Effective Time, in each case until their successors are elected or appointed and qualified or until their resignation or removal; and

          (c) the officers of ISC immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation from and after the Effective Time, in each case until their successors are elected or appointed and qualified or until their resignation or removal.

          SECTION 2.06. Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, ISC or the holders of any of the capital stock of Merger Sub or ISC:

          (a) All shares of ISC Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive an aggregate of $650,000,000 in cash (the "Common Stock Merger Consideration"), subject to adjustment as provided in Section 2.11. At the Effective Time, all such shares of ISC Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously representing any such shares shall thereafter represent only the right to receive a pro rata share of the Common Stock Merger Consideration.

          (b) All shares of ISC Preferred Stock issued and outstanding immediately prior to the Effective Time shall be converted as follows:

          (i) all issued and outstanding shares of Series A Preferred Stock shall be converted into the right to receive an aggregate of $13,200,000, plus unpaid dividends declared thereon, in cash;

          (ii) all issued and outstanding shares of Series B Preferred Stock shall be converted into the right to receive an aggregate of $75,000,000, plus unpaid dividends declared thereon, in cash; and

          (iii) all issued and outstanding shares of Series C Preferred Stock shall be converted into the right to receive an aggregate of $150,000,000, plus unpaid dividends declared thereon, in cash.

     The aggregate amount of consideration for all shares of ISC Preferred Stock under the foregoing clauses (i), (ii) and (iii) are referred to herein collectively as the "Preferred Stock Merger Consideration". At the Effective Time, all such shares of ISC Preferred Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously representing any such shares shall thereafter represent only the right to receive a pro rata share of the Preferred Stock Merger Consideration allocated to the applicable series of ISC Preferred Stock.

          (c) Each share of ISC Capital Stock, if any, held in the treasury of ISC immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof and no payment shall be made with respect thereto.

          (d) Each share of common stock, par value $0.01 per share, of Merger Sub ("Merger Sub Common Stock") issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one newly and validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

          SECTION 2.07. No Further Rights in ISC Capital Stock. The Merger Consideration issued upon conversion of the shares of ISC Capital Stock in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of ISC Capital Stock, and from and after the Effective Time, the holders of certificates representing shares of ISC Capital Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of ISC Capital Stock except as otherwise provided herein or by the DGCL. At the Effective Time, the stock transfer books of ISC shall be closed and there shall be no further registration of transfers of shares of ISC Capital Stock thereafter on the records of ISC.

          SECTION 2.08. Payment of Intercompany Indebtedness; Transfer of Inventories.

          (a) Upon the terms and subject to the conditions of this Agreement, at the Closing and immediately prior to the Effective Time, Ispat or its designee shall pay or cause to be paid to ISI as additional consideration the net amount of intercompany indebtedness, accrued interest, intercompany receivables and payables and service charges (the "Intercompany Indebtedness") owed by ISC to ISI as at the Closing Date and ISI shall cancel the Intercompany Indebtedness at such time.

          (b) Upon the terms and subject to the conditions of this Agreement, at the Closing and immediately prior to the Effective Time, if Ispat so elects by written notice no later than the earlier of (i) 2 days after all of the conditions set forth in Article VIII have been satisfied or waived and (ii) June 30, 1998, ISC shall sell, assign, transfer, convey and deliver to a newly formed wholly owned subsidiary of Ispat, and such subsidiary shall purchase from ISC, all Inventories then owned by ISC. The aggregate purchase price for such Inventories shall be the fair market value of such Inventories as at the Closing Date. Such transfer shall have no effect on any Merger Consideration adjustment. Ispat shall indemnify ISI for any costs or additional tax liabilities that are incurred as a result of such transfer under an indemnification agreement in form and substance satisfactory to ISI in its sole discretion.

          SECTION 2.09. Closing Deliveries by ISI. At the Closing, ISI shall deliver or cause to be delivered to Ispat:

          (a) a receipt for the Merger Consideration and the net amount of Intercompany Indebtedness; and

          (b) the opinions, certificates and other documents required to be delivered pursuant to Section 8.02.

          SECTION 2.10. Closing Deliveries by Ispat. At the Closing, Ispat shall deliver to ISI:

          (a) the Merger Consideration and the net amount of Intercompany Indebtedness by wire transfer in immediately available funds to an account or accounts designated by ISI in a written notice to Ispat not less than two Business Days prior to the Closing Date; and

          (b) the opinions, certificates and other documents required to be delivered pursuant to Section 8.01.

          SECTION 2.11. Adjustment of Common Stock Merger Consideration. The Common Stock Merger Consideration shall be subject to adjustment after the Closing as specified in this Section 2.11:

          (a) Closing Balance Sheet. As promptly as practicable, but in any event within ninety calendar days following the Effective Time, ISI shall deliver to Ispat the Closing Balance Sheet, which shall fairly present the consolidated financial position of ISC at the Effective Time in conformity with U.S. GAAP applied on a basis consistent with the preparation of the Reference Balance Sheet (except that it shall not reflect any Tax refund relating to ISC or any Subsidiary that is receivable at the Effective Time), together with a report of ISI's Accountants stating that the Closing Balance Sheet has been prepared in conformity with U.S. GAAP.

          (b) Disputes. (i) Subject to clause (ii) of this Section 2.11 (b), the Closing Balance Sheet delivered by ISI to Ispat shall be deemed to be and shall be final, binding and conclusive on the parties hereto.

          (ii) Upon receipt of the Closing Balance Sheet, Ispat and Ispat's Accountants shall be granted full access to, and the right to make copies of, the books and records and work papers used by ISI and ISI's Accountants in preparing the Closing Balance Sheet. Ispat agrees that, following the Closing, it shall (i) provide cooperation and assistance to ISI to the extent reasonably requested in the preparation of the Closing Balance Sheet and (ii) not take any actions with respect to ISC's accounting books, records, policies and procedures that would obstruct or prevent the preparation of the Closing Balance Sheet. Ispat may dispute any amounts reflected on the Closing Balance Sheet to the extent the net effect of such disputed amounts in the aggregate would affect the Book Value reflected on the Closing Balance Sheet by more than the Designated Amount, but only on the basis that the amounts reflected on the Closing Balance Sheet were not arrived at in accordance with U.S. GAAP applied on a basis consistent with the preparation of the Reference Balance Sheet; provided, however, that Ispat shall have notified ISI in writing of each disputed item, specifying the amount thereof in dispute and setting forth, in reasonable detail, the basis for such dispute, within ten Business Days of ISI's delivery of the Closing Balance Sheet to Ispat. In the event of such a dispute, ISI and Ispat shall attempt to reconcile their differences, and any resolution by them as to any disputed amounts shall be final, binding and conclusive on the parties hereto. If any such resolution by Ispat and ISI leaves in dispute amounts the net effect of which in the aggregate would not affect the Book Value reflected on the Closing Balance Sheet by more than the Designated Amount, all such amounts remaining in dispute shall then be deemed to have been resolved in favor of the Closing Balance Sheet (adjusted, as appropriate, for any such resolution of disputed amounts under the immediately preceding sentence) delivered by ISI to Ispat. If ISI and Ispat are unable to reach a resolution with such effect within twenty Business Days after receipt by ISI of Ispat's written notice of dispute, ISI and Ispat shall submit the items remaining in dispute for resolution to an independent accounting firm of international reputation mutually acceptable to Ispat and ISI (such accounting firm being referred to herein as the "Independent Accounting Firm"), which shall, within thirty Business Days after such submission, determine and report to Ispat and ISI upon such remaining disputed items, and such report shall be final, binding and conclusive on ISI and Ispat. The fees and disbursements of the Independent Accounting Firm shall be allocated between ISI and Ispat in the same proportion that the aggregate amount of such remaining disputed items so submitted to the Independent Accounting Firm that is unsuccessfully disputed by each such party (as finally determined by the Independent Accounting Firm) bears to the total amount of such remaining disputed items so submitted.

          (iii) In acting under this Agreement, the Independent Accounting Firm shall be entitled to the privileges and immunities of arbitrators.

          (iv) No adjustment to the Common Stock Merger Consideration pursuant to Section 2.11 (c) shall be made with respect to amounts disputed by Ispat pursuant to this Section 2.11 (b), unless the net effect of the amounts successfully disputed by Ispat in the aggregate is to decrease the Book Value reflected on the Closing Balance Sheet by at least the Designated Amount.

          (c) Common Stock Merger Consideration Adjustment. The Closing Balance Sheet shall be deemed final for the purposes of this Section 2.11 upon the earlier of (A)the failure of Ispat to notify ISI of a dispute within ten Business Days of ISI's delivery of the Closing Balance Sheet to Ispat and (B) the resolution of all disputes pursuant to Section 2.11(b)(ii). Subject to the limitation set forth in Section 2.11 (b) (iv), within three Business Days of the Closing Balance Sheet being deemed final, a Common Stock Merger Consideration adjustment shall be made as follows:

          (i) in the event that the Book Value reflected on the Reference Balance Sheet (which the parties agree is $239,700,000) exceeds the Book Value reflected on the final Closing Balance Sheet by at least the Designated Amount, then the Common Stock Merger Consideration shall be adjusted downward in an amount equal to such excess and ISI shall, within three Business Days after such determination, pay to Ispat, by wire transfer in immediately available funds, an amount equal to the amount of such downward adjustment, plus interest thereon from the Closing Date to the date of payment thereof at the Designated Rate as of the Closing Date; and

          (ii) in the event that the Book Value reflected on the final Closing Balance Sheet exceeds the Book Value reflected on the Reference Balance Sheet by at least the Designated Amount, then the Common Stock Merger Consideration shall be adjusted upward in an amount equal to such excess and Ispat shall, within three Business Days after such determination, pay to ISI, by wire transfer in immediately available funds, an amount equal to the amount of such upward adjustment, plus interest thereon from the Closing Date to the date of payment thereof at the Designated Rate as of the Closing Date.

                                  ARTICLE III

                     REPRESENTATIONS AND WARRANTIES OF ISI

          As an inducement to Ispat and Merger Sub to enter into this Agreement, ISI hereby represents and warrants to Ispat and Merger Sub as follows:

          SECTION 3.01. Organization, Authority and Qualification of ISI. ISI is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all necessary corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. ISI is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except to the extent that the failure to be so licensed or qualified would not adversely affect (i)the ability of ISI to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement and
(ii)the ability of ISC, the Subsidiaries and the Ventures to conduct the Business. The execution and delivery of this Agreement by ISI, the performance by ISI of its obligations hereunder and the consummation by ISI of the transactions contemplated hereby have been duly authorized by all requisite action on the part of ISI and no action by its stockholders is required in connection therewith. This Agreement has been duly executed and delivered by ISI, and (assuming due authorization, execution and delivery by Ispat and Merger
Sub) this Agreement constitutes a legal, valid and binding obligation of ISI enforceable against ISI in accordance with its terms.

          SECTION 3.02. Organization, Authority and Qualification of ISC. ISC is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all necessary corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby and to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on the Business as it has been and is currently conducted. ISC is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary except to the extent that the failure to be so licensed or qualified would not adversely affect the ability of ISC to conduct its business; and all such jurisdictions are set forth in
Section 3.02 of the Disclosure Schedule. True and correct copies of the Certificate of Incorporation and By-laws of ISC, each as in effect on the date hereof, have been delivered by ISI to Ispat. The execution and delivery of this Agreement by ISC, the performance by ISC of its obligations hereunder and the consummation by ISC of the transactions contemplated hereby have been duly authorized by all requisite action on the part of ISC and its sole stockholder. This Agreement has been duly executed and delivered by ISC, and (assuming due authorization, execution and delivery by Ispat and Merger Sub) this Agreement constitutes a legal, valid and binding obligation of ISC enforceable against ISC in accordance with its terms.

          SECTION 3.03. Capital Stock of ISC; Ownership of the Shares. (a) The authorized capital stock of ISC consists of 2,000 shares of ISC Common Stock and 500 shares of ISC Preferred Stock. As of the date hereof, (i) 980 shares of Common Stock, (ii) 10 shares of Series A Preferred Stock, (iii) 50 shares of Series B Preferred Stock and (iv) 50 shares of Series C Preferred Stock (the shares described in clauses (i), (ii), (iii) and (iv) being referred to herein as the "Issued Shares") are issued and outstanding, all of which are validly issued, fully paid and nonassessable. None of the Issued Shares were issued in violation of any preemptive rights. There are no options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the ISC Capital Stock or obligating ISI or ISC to issue or sell any shares of capital stock of, or any other interest in, ISC other than under this Agreement. There are no outstanding contractual obligations of ISC to repurchase, redeem or otherwise acquire any shares of ISC Capital Stock or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person, except as set forth in Section 3.03 (a) of the Disclosure Schedule. The Issued Shares constitute all the issued and outstanding capital stock of ISC and are owned of record and beneficially solely by ISI free and clear of all Encumbrances. There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Issued Shares.

          (b) The stock register of ISC accurately records (i) the name and address of each Person owning shares of ISC Capital Stock and (ii) the certificate number of each certificate evidencing Issued Shares, the number of shares evidenced by each such certificate, the date of issuance thereof and, in the case of cancellation, the date of cancellation.

          SECTION 3.04. Subsidiaries and Ventures. (a) Section 3.04(a) of the Disclosure Schedule sets forth a true and complete list of all Subsidiaries and Ventures, listing for each Subsidiary and Venture its name, type of entity, the jurisdiction and date of its incorporation or organization, its authorized capital stock, partnership capital or equivalent, the number and type of its issued and outstanding shares of capital stock, partnership interests or similar ownership interests and the current ownership of such shares, partnership interests or similar ownership interests.

          (b) Other than the Subsidiaries and the Ventures and except as set forth in Section 3.04(b) of the Disclosure Schedule, there are no other corporations, partnerships, limited liability companies, joint ventures, associations or other entities in which ISC owns, of record or beneficially, any direct or indirect equity or other interest or any right (contingent or otherwise) to acquire the same. Other than the Ventures and except as set forth in Section 3.04(b) of the Disclosure Schedule, ISC is not a member of (nor is any part of the Business conducted through) any partnership. Except as set forth in Section 3.04(b) of the Disclosure Schedule, ISC is not a participant in any joint venture or similar arrangement other than the Ventures.

          (c) Each Subsidiary (i) is duly organized and validly existing under the laws of its jurisdiction of incorporation or organization, (ii) has all necessary corporate power and authority to own, operate or lease the properties and assets owned, operated or leased by such Subsidiary and to carry on its business as it has been and is currently conducted by such Subsidiary and
(iii) is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary or desirable, except for such failures to be so licensed or qualified which, when taken together with all other such failures, would not have a Material Adverse Effect or prevent or materially delay the consummation by ISI and ISC of the transactions contemplated hereby.

          (d) All the outstanding shares of capital stock of each Subsidiary that is a corporation are validly issued, fully paid, nonassessable and free of preemptive rights and are owned by ISC, whether directly or indirectly, free and clear of all Encumbrances. Except as set forth in Section 3.04(d) of the Disclosure Schedule, there are no options, warrants, convertible securities, or other rights, agreements, arrangements or commitments of any character relating to the capital stock of any Subsidiary or obligating ISI, ISC or any Subsidiary to issue or sell any shares of capital stock of, or any other interest in, any Subsidiary. Except as set forth in Section 3.04(d) of the Disclosure Schedule, no Subsidiary is a member of (nor is any part of its business conducted through) any partnership nor is any Subsidiary a participant in any joint venture or similar arrangement. Except as set forth in Section 3.04(d) of the Disclosure Schedule, there are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any shares of capital stock of or any other interests in any Subsidiary.

          (e) True and complete copies of the certificate of incorporation and by-laws (or similar organizational documents), in each case as in effect on the date hereof, of each Subsidiary have been delivered by ISI to Ispat.

          (f) The stock register of each Subsidiary that is a corporation accurately records (i) the name and address of each Person owning shares of capital stock of such Subsidiary and (ii) the certificate number of each certificate evidencing shares of capital stock issued by such Subsidiary, the number of shares evidenced by each such certificate, the date of issuance thereof and, in the case of cancellation, the date of cancellation.

          (g) Each Venture (i) is duly organized and validly existing under the laws of its jurisdiction of organization and (ii) has all necessary power and authority to own, operate or lease the properties and assets owned, operated or leased by such Venture and to carry on its business as it has been and is currently conducted by such Venture. Except as set forth on Section 3.04(g) of the Disclosure Schedule, the partnership interest owned by ISC, whether directly or indirectly, in each Venture is free and clear of all Encumbrances, and there are no options, warrants, convertible securities, or other rights, agreements, arrangements or commitments or any character relating to the partnership interest in any Venture. True and complete copies of the partnership agreement, in each case as in effect on the date hereof, of each Venture have been delivered by ISI to Ispat.

          SECTION 3.05. Corporate Books and Records. Complete and accurate copies of the minute books and of the stock register of ISC, each Subsidiary and each Venture have been made available by ISI to Ispat.

          SECTION 3.06. No Conflict. Assuming that all consents, approvals, authorizations and other actions described in Section 3.07 have been obtained and all filings and notifications listed in Section 3.07 of the Disclosure Schedule have been made, the execution, delivery and performance of this Agreement by ISI and ISC do not and will not
(a) violate, conflict with or result in the breach of any provision of the certificate of incorporation or by-laws (or similar organizational documents) of ISI, ISC, any Subsidiary or any Venture, (b) conflict with or violate in any material respect (or cause an event which would have a Material Adverse Effect or prevent or materially delay the consummation by ISI and ISC of the transactions contemplated hereby as a result of) any Law or Governmental Order applicable to ISI, ISC, any Subsidiary, any Venture or any of their respective assets, properties or businesses, including, without limitation, the Business, or (c) except as set forth in Section 3.06(c) of the Disclosure Schedule, conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Encumbrance on any of the Issued Shares or on any of the assets or properties of ISC, any Subsidiary or any Venture pursuant to, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which ISC, any Subsidiary or any Venture is a party or by which any of the Issued Shares or any of such assets or properties is bound or affected, except in the case of clause
(c) for any conflicts, breaches, defaults or other matters that would not have a Material Adverse Effect or prevent or materially delay the consummation by ISI and ISC of the transactions contemplated hereby.

          SECTION 3.07. Governmental Consents and Approvals. The execution, delivery and performance of this Agreement by ISI and ISC do not and will not require any consent, approval, authorization or other order of, action by, filing with or notification to any Governmental Authority, except (a) as described in Section 3.07 of the Disclosure Schedule and (b) the notification requirements of the HSR Act.

          SECTION 3.08. SEC Filings; Financial Information. (a) ISC has filed all forms, reports and documents required to be filed by it with the SEC since January 1, 1995 though the date of this Agreement (collectively, the "ISC SEC Reports"). The ISC SEC Reports (i) were prepared in accordance with the requirements of the Securities Act, or the Exchange Act, as the case may be, and
(ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

          (b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the ISC SEC Reports was prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each presented fairly, in all material respects, the consolidated financial position of ISC and its consolidated Subsidiaries as at the respective dates thereof and for the respective periods indicated therein except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments).

          (c) The books of account and other financial records of ISC, the Subsidiaries and the Ventures (i) reflect all items of income and expense and all Assets and Liabilities required to be reflected therein in accordance with U.S. GAAP applied on a basis consistent with the past practices of ISC, the Subsidiaries and the Ventures, respectively, and (ii) are in all material respects complete and correct, and do not contain or reflect any material inaccuracies or discrepancies.

          SECTION 3.09. No Undisclosed Liabilities. There are no Liabilities of ISC, any Subsidiary or any Venture, other than Liabilities (i) reflected or reserved against on the Reference Balance Sheet or the audited balance sheets of the Ventures dated December 31, 1997, (ii) disclosed in Section 3.09 of the Disclosure Schedule or (iii) which do not have a Material Adverse Effect.

          SECTION 3.10. Inventories. (a) Subject to amounts reserved therefor on the Reference Balance Sheet or the audited balance sheets of the Ventures dated December 31, 1997, as applicable, the values at which all Inventories are carried on the Reference Balance Sheet or such audited balance sheets of the Ventures, as applicable, reflect the historical inventory valuation policy of ISC, the Subsidiaries and the Ventures of stating such Inventories at the lower of cost (determined by the last-in, first-out method except for supply inventories which are determined by the average cost or first-in, first-out methods) or market value. Except as set forth in Section 3.10 of the Disclosure Schedule, ISC, a Subsidiary or a Venture, as the case may be, has good and marketable title to the Inventories free and clear of all Encumbrances except for Permitted Encumbrances. The Inventories do not consist of, in any material amount, items that are obsolete, damaged or slow moving. Since the Reference Balance Sheet Date, none of ISC, any Subsidiary or any Venture has changed the price of any Inventory except for (i) reductions and increases to reflect any changes in the cost thereof to ISC, such Subsidiary or such Venture and (ii) reductions and increases responsive to normal competitive conditions and consistent with ISC's, such Subsidiary's or such Venture's past sales practices.

          (b) The Inventories are in good and merchantable condition in all material respects, are suitable and usable for the purposes for which they are intended and the finished goods included in the Inventories are in a condition such that they can be sold in the ordinary course of the Business consistent with past practice.

          SECTION 3.11. Conduct in the Ordinary Course; Absence of Certain Changes, Events and Conditions. Since the Reference Balance Sheet Date, except as disclosed in Section 3.11 of the Disclosure Schedule or as expressly required by the terms of this Agreement, the business of ISC, the Subsidiaries and the Ventures has been conducted in the ordinary course and consistent with past practice. As amplification and not limitation of the foregoing, except as disclosed in Section 3.11 of the Disclosure Schedule or as required by the terms of this Agreement, since the Reference Balance Sheet Date, none of ISC, any Subsidiary nor any Venture has:

          (i) permitted or allowed any of the assets or properties (whether tangible or intangible) of ISC, any Subsidiary or any Venture to be subjected to any Encumbrance, other than Permitted Encumbrances and Encumbrances that will be released at or prior to the Closing;

          (ii) except in the ordinary course of business consistent with past practice, discharged or otherwise obtained the release of any Encumbrance or paid or otherwise discharged any Liability, other than current liabilities reflected on the Reference Balance Sheet and current liabilities incurred in the ordinary course of business consistent with past practice since the Reference Balance Sheet Date;

          (iii) made any loan to, guaranteed any Indebtedness of or otherwise incurred any Indebtedness on behalf of any Person except intercompany transactions in the ordinary course of business consistent with past practice;

          (iv) failed to pay any creditor any amount owed to such creditor when due other than amounts contested in good faith in the ordinary course of business consistent with past practice;

          (v) redeemed any of the capital stock of or other equity interest in ISC, any Subsidiary or any Venture or declared, made or paid any dividends or distributions (whether in cash, securities or other property) to the holders of capital stock of or other equity interest in ISC, any Subsidiary or any Venture or otherwise, other than dividends, distributions and redemptions declared, made or paid by ISC to ISI on the ISC Preferred Stock or by any Subsidiary or any Venture solely to ISC;

          (vi) made any material changes in the customary methods of operations of ISC, any Subsidiary or any Venture, including, without limitation, practices and policies relating to manufacturing, purchasing, Inventories, marketing, selling and pricing;

          (vii) merged with, entered into a consolidation with or acquired an interest of 5% or more in any Person or acquired a substantial portion of the assets or business of any Person or any division or line of business thereof, or otherwise acquired any material assets other than in the ordinary course of business consistent with past practice;

          (viii) made any capital expenditure or commitment for any capital expenditure in excess of $5,000,000 in the aggregate that is not specifically provided for in the Business Plan;

          (ix) issued any sales orders or otherwise agreed to make any purchases involving exchanges in value in excess of $20,000,000 in the aggregate;

          (x) sold, transferred, leased, subleased, licensed or otherwise disposed of any properties or assets, real, personal or mixed (including, without limitation, leasehold interests and intangible assets), other than the sale of Inventories in the ordinary course of business consistent with past practice and the replacement of worn-out or obsolete property, plant and equipment in the ordinary course of business consistent with past practice;

          (xi) issued or sold any capital stock, notes, bonds or other securities, or any option, warrant or other right to acquire the same, of, or any other interest in, ISC, any Subsidiary or any Venture;

          (xii) entered into any agreement, arrangement or transaction with any of its directors, officers or employees (or with any relative, beneficiary, spouse or Affiliate of such Person);

          (xiii) (A) granted any increase, or announced any increase, in the wages, salaries, compensation, bonuses, incentives, pension or other benefits payable by ISC, any Subsidiary or any Venture to any of its employees, including, without limitation, any increase or change pursuant to any Plan or (B) established or increased or promised to increase any benefits under any Plan, in the case of either clause (A) or clause (B) except as required by Law or any collective bargaining agreement, the terms of this Agreement or pursuant to the terms of any Plan or involving ordinary increases or promotions consistent with the past practices of ISC, such Subsidiary or such Venture;

          (xiv) written down or written up (or failed to write down or write up in accordance with U.S. GAAP consistent with past practice) the value of any Inventories or Receivables or revalued any assets of ISC, any Subsidiary or any Venture other than in the ordinary course of business consistent with past practice and in accordance with U.S. GAAP;

          (xv) amended, terminated, canceled or compromised any material claims of ISC, any Subsidiary or any Venture or waived any other rights of substantial value to ISC, any Subsidiary or any Venture other than in the ordinary course of business consistent with past practice;

          (xvi) made any change in any method of accounting or accounting practice or policy used by ISC, any Subsidiary or any Venture, other than such changes required by U.S. GAAP;

          (xvii) failed to maintain the Assets in accordance with good business practice and in good operating condition and repair, except those Assets that have been or are scheduled to be removed from service permanently or for an extended period without a current intention to return such Assets to service;

          (xviii) allowed any material Permit or Environmental Permit that was issued or relates to ISC, any Subsidiary or any Venture or otherwise relates to any Asset to lapse or terminate or failed to renew any such Permit or Environmental Permit or any material insurance policy that is scheduled to terminate or expire within 45 calendar days after the Effective Time;

          (xix) incurred any Indebtedness except in the ordinary course of its business in accordance with past practice;

          (xx) terminated, consented to the termination of, or in any material respect amended or modified any other Material Contract or ISC's, any Subsidiary's or any Venture's rights thereunder;

          (xxi) amended or restated the Certificate of Incorporation or the By-laws (or other organizational documents) of ISC, any Subsidiary or any Venture;

          (xxii) terminated, discontinued, closed or disposed of any plant, facility or other business operation, or laid off any employees (other than layoffs of less than 50 employees in any six-month period in the ordinary course of business consistent with past practice) or implemented any early retirement, separation or program providing early retirement window benefits within the meaning of Section 1.401(a)-4 of the Regulations or announced or planned any such action or program for the future;

          (xxiii) disclosed any secret or confidential Intellectual Property (except by way of issuance of a patent) or permitted to lapse or go abandoned any Intellectual Property (or any registration or grant thereof or any application relating thereto) to which, or under which, ISC, any Subsidiary or any Venture has any right, title, interest or license;

          (xxiv) made any express or deemed election or settled or compromised any liability with respect to Taxes of ISC, any Subsidiary or any Venture other than in the ordinary course of business consistent with past practice;

          (xxv) suffered any casualty loss or damage in excess of $5,000,000 in the aggregate with respect to any of the Assets, whether or not such loss or damage shall have been covered by insurance;

          (xxvi)   suffered any Material Adverse Effect; or

          (xxvii)  agreed to take any of the actions specified in this Section
     3.11 or granted any options to purchase, rights of first refusal, rights of first offer or any other similar rights or commitments with respect to any of the actions specified in this Section 3.11.

          SECTION 3.12. Litigation. Except as set forth in Section 3.12 of the Disclosure Schedule (which, with respect to each Action disclosed therein, sets forth the parties, nature of the proceeding, date and method commenced, amount of damages or other relief sought and, if applicable, paid or granted), there are no Actions by or against ISC, any Subsidiary or any Venture involving claims in excess of $100,000 or seeking equitable relief (or by or against ISI or any Affiliate thereof and relating to the Business, ISC, any Subsidiary or any Venture), or affecting any of the Assets, pending before any Governmental Authority (or, to the best knowledge of ISI threatened to be brought by or before any Governmental Authority). None of the matters disclosed in Section
3.12 of the Disclosure Schedule has, has had or would have a Material Adverse Effect or could affect the legality, validity or enforceability of this Agreement or the consummation of the transactions contemplated hereby. Except as set forth in Section 3.12 of the Disclosure Schedule, none of ISC, the Subsidiaries, the Ventures nor any of the Assets nor ISI is subject to any Governmental Order (nor, to the best knowledge of ISI are there any such Governmental Orders threatened to be imposed by any Governmental Authority) which has, has had or would have a Material Adverse Effect.

          SECTION 3.13. Compliance with Laws. (a) Except as set forth in
Section 3.13(a) of the Disclosure Schedule, ISC, the Subsidiaries and the Ventures have each conducted and continue to conduct the Business in accordance with all Laws and Governmental Orders applicable to ISC, any Subsidiary, any Venture or any of the Assets or the Business, except for violations of those Laws and Governmental Orders which would not, individually or in the aggregate, have a Material Adverse Effect, and none of ISC, any Subsidiary or any Venture is in violation of any such Law or Governmental Order, except for violations of those Laws and Governmental Orders which would not, individually or in the aggregate, have a Material Adverse Effect.

          (b) Section 3.13(b) of the Disclosure Schedule sets forth a brief description of each material Governmental Order applicable to ISC, any Subsidiary or any Venture or any of the Assets or the Business, and no such Governmental Order has, has had or would have a Material Adverse Effect.

          (c) The representations and warranties in this Section 3.13 are not applicable to Laws and Governmental Orders (i) relating to the Environment, which are covered under Section 3.14, (ii) Taxes, which are covered under
Section 3.22 or (iii) employee benefits, which are covered under Section 3.19.

          SECTION 3.14. Environmental Matters. (a) Except as disclosed in
Section 3.14(a) of the Disclosure Schedule and as would not reasonably be expected to have a Material Adverse Effect:

          (i) ISC, the Subsidiaries and the Ventures are in compliance with, and for the past three years have been in compliance in all material respects with, all applicable Environmental Laws and all Environmental Permits. All past non-compliance with Environmental Laws or Environmental Permits has been resolved without any pending, on-going or future obligation, cost or liability, and there is no requirement proposed for adoption or implementation under any Environmental Law or Environmental Permit that is reasonably expected to have a Material Adverse Effect.

          (ii) There are no underground or aboveground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any of the Real Property by ISC, any Subsidiary or any Venture, or to the knowledge of ISI, on any property formerly owned, leased or occupied by ISC, any Subsidiary or any Venture.

          (iii) ISC, the Subsidiaries and the Ventures have not, and to the knowledge of ISI no other Person has, Released Hazardous Materials on any of the Real Property currently or formerly owned, leased or occupied by ISC, the Subsidiaries or the Ventures.

          (iv) ISC, the Subsidiaries and the Ventures are not conducting, and have not undertaken or completed, any Remedial Action relating to any Release or threatened Release at the Real Property or at any other site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law or Environmental Permit.

          (v) None of the Real Property is listed or proposed for listing on the National Priorities List under the federal Comprehensive Environmental Response, Compensation, and Liability Act, or, to the knowledge of ISI, any analogous federal, state or local list.

          (vi) There are no Environmental Claims pending or, to the knowledge of ISI, threatened against ISC, the Subsidiaries, the Ventures, the Business or the Real Property, and there are no circumstances that can reasonably be expected to form the basis of any such Environmental Claim, including without limitation with respect to any off-site disposal location currently or formerly used by ISC, any Subsidiary or any Venture or any of their predecessors or with respect to any currently or formerly owned or operated facilities.

          (vii) ISC, the Subsidiaries and the Ventures can reasonably be expected to maintain present production levels in compliance with applicable Environmental Laws without material capital or operating expenditures and without modifying their Environmental Permits or obtaining any additional Environmental Permits.

          (b) ISC and the Subsidiaries have made available to Ispat copies of all environmental assessment or audit reports and other similar studies or analyses relating to the Real Property or the operations of ISC, the Subsidiaries or the Ventures which have been prepared since January 1, 1993.

          (c) Except as disclosed in Section 3.14(c) of the Disclosure Schedule, neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement will require any Remedial Action or notice to or consent of Governmental Authorities or any third party pursuant to any applicable Environmental Law or Environmental Permit.

          SECTION 3.15. Material Contracts. (a) Section 3.15(a) of the Disclosure Schedule lists each of the following contracts and agreements of ISC, the Subsidiaries and the Ventures (such contracts and agreements, together with all contracts, agreements, leases and subleases concerning any Real Property listed or otherwise disclosed in Section 3.17(a) or 3.17(b) of the Disclosure Schedule to which ISC, any Subsidiary or any Venture is a party and all agreements relating to Intellectual Property, being "Material Contracts"):

          (i) each contract and agreement for the purchase Inventory, spare parts, other materials or personal property with any supplier or for the furnishing of services to ISC, any Subsidiary or any Venture under the terms of which ISC, any Subsidiary or any Venture (A) is likely to pay or otherwise give consideration of more than $1,000,000 in the aggregate during the calendar year ending December 31, 1998, (B) is likely to pay or otherwise give consideration of more than $10,000,000 in the aggregate over the remaining term of such contract or (C) cannot be canceled by ISC, such Subsidiary or such Venture without penalty or further payment of more than $5,000,000;

          (ii) each contract and agreement for the sale of Inventory or other personal property or for the furnishing of services by ISC, any Subsidiary or any Venture which (A) is likely to involve consideration of more than $1,000,000 in the aggregate during the calendar year ending December 31, 1998, (B) is likely to involve consideration of more than $10,000,000 in the aggregate over the remaining term of the contract or (C) cannot be canceled by ISC, such Subsidiary or such Venture without penalty or further payment of more than $5,000,000;

          (iii) all broker, distributor, dealer, manufacturer's representative, franchise, agency, sales promotion, market research, marketing consulting and advertising contracts and agreements to which ISC, any Subsidiary or any Venture is a party under the terms of which ISC, such Subsidiary or such Venture (A) is likely to pay or otherwise give consideration of more than $1,000,000 in the aggregate during the calendar year ending

     December 31, 1998, (B) is likely to pay or otherwise give consideration of more than $10,000,000 in the aggregate over the remaining term of such contract or (C) cannot be canceled by ISC, such Subsidiary or such Venture without penalty or further payment of more than $5,000,000;

          (iv) all management contracts and contracts with independent contractors or consultants (or similar arrangements) to which ISC (or ISI on behalf of ISC), any Subsidiary or any Venture is a party under the terms of which ISC, any Subsidiary or any Venture: (A) is likely to pay or otherwise give consideration of more than $1,000,000 in the aggregate during the calendar year ending December 31, 1998, (B) is likely to pay or otherwise give consideration of more than $10,000,000 in the aggregate over the remaining term of such contract or (C) cannot be canceled by ISC, such Subsidiary or such Venture without penalty or further payment of more than $5,000,000;

          (v) all contracts and agreements relating to Indebtedness of ISC, any Subsidiary or any Venture for borrowed money and any other Indebtedness of ISC, any Subsidiary or any Venture in excess of $500,000;

          (vi) all contracts and agreements with any Governmental Authority to which ISC, any Subsidiary or any Venture is a party under the terms of which ISC, any Subsidiary or any Venture (A) is likely to pay or otherwise give or receive consideration of more than $1,000,000 over the remaining term of such contract or agreement or (B) has a term in excess of one year;

          (vii) all contracts and agreements that limit or purport to limit the ability of ISC, any Subsidiary or any Venture to compete in any line of business or with any Person or in any geographic area or during any period of time;

          (viii) all contracts and agreements between, on the one hand, ISC, any Subsidiary or any Venture and, on the other hand, ISI or any Affiliate of ISI (other than ISC, a Subsidiary or a Venture);

          (ix) all contracts and agreements creating or entered into by PCI Associates, I/N Kote (collectively, the "Kote Agreements") or I/N Tek (collectively, the "Tek Agreements"), whether or not ISC, any Subsidiary or any Venture is a party thereto, under the terms of which such Venture (A) is likely to pay or otherwise give consideration of more than $1,000,000 in the aggregate during the calendar year ending December 31, 1998, (B) is likely to pay or otherwise give consideration of more than $5,000,000, in the aggregate over the remaining term of such contract or (C) cannot be canceled by such Venture without penalty or further payment of more than $5,000,000, including, without limitation, all contracts and agreements relating to the formation, ownership, business, operations or financing of any of such partnership arrangements, including all agreements with lenders to such partnerships and partners in such partnerships; and

          (x) all other contracts and agreements whether or not made in the ordinary course of business, which are material to ISC, any Subsidiary, any Venture or the conduct of the Business or the absence of which would have a Material Adverse Effect.

          For purposes of this Section 3.15 and Section 3.17, the term "lease" shall include any and all leases, subleases, sale/leaseback agreements or similar arrangements.

          (b) Except as disclosed in Section 3.15(b) of the Disclosure Schedule, each Material Contract: (i) is valid and binding on ISC, the Subsidiary or the Venture party thereto and, to the knowledge of ISI, the respective other parties thereto and is in full force and effect and (ii) upon consummation of the transactions contemplated by this Agreement, except to the extent that any consents set forth in Section 3.06(c) of the Disclosure Schedule are not obtained, shall continue in full force and effect without penalty or other adverse consequence. None of ISC, any Subsidiary or, to the knowledge of ISI, any Venture, is in breach of, or default under, any Material Contract, except as set forth in Section 3.15(b) of the Disclosure Schedule. Except as disclosed in Section 3.15(b) of the Disclosure Schedule, to the best knowledge of ISI and ISC, no other party to any Material Contract is in breach thereof or default thereunder.

          (c) Except as disclosed in Section 3.15(c) of the Disclosure Schedule, there is no contract, agreement or other arrangement granting any Person any preferential right to purchase, other than in the ordinary course of business consistent with past practice, any of the properties or assets of ISC, any Subsidiary or any Venture.

          SECTION 3.16. Intellectual Property. Except as set forth in Section
3.16 of the Disclosure Schedule or as would not have a Material Adverse Effect, ISC, each of the Subsidiaries and each of the Ventures own or possess adequate licenses or other legal rights to use all Intellectual Property used or held for use in connection with the Business as currently conducted, and ISI and ISC are unaware of any assertion or claim challenging the validity of any of the foregoing. The conduct of the Business as currently conducted does not, to the knowledge of ISI, infringe in any way any Intellectual Property of any third party in a manner that, individually or in the aggregate, would have a Material Adverse Effect. To ISI's knowledge, there are no infringements of any Intellectual Property owned by or licensed by or to ISC, any Subsidiary or any Venture that, individually or in the aggregate, would have a Material Adverse Effect.

          SECTION 3.17. Real Property. (a) Section 3.17(a) of the Disclosure Schedule lists the Owned Real Property.

          (b) Section 3.17(b) of the Disclosure Schedule lists: (i) the location of each parcel of Leased Real Property, (ii) the identity of the lessor, lessee and current occupant (if different from lessee) of each such parcel of Leased Real Property, (iii) the term (referencing applicable renewal periods) and rental payment terms of the leases (and any subleases) pertaining to each such parcel of Leased Real Property and (iv) the current use of each such parcel of Leased Real Property.

          (c) Except as described in Section 3.17(c) of the Disclosure Schedule, either ISC, a Subsidiary or a Venture, as the case may be, is in peaceful and undisturbed possession of each parcel of Real Property and there are no contractual or legal restrictions that preclude or restrict in any material respect the ability to use the premises for the purposes for which they are currently being used. Except as set forth in Section 3.17(c) of the Disclosure Schedule, neither ISC, any Subsidiary or any Venture has leased or subleased any parcel or any portion of any parcel of Real Property to any other Person, nor has ISC, any Subsidiary or any Venture assigned its interest under any lease or sublease listed in Section 3.17(b) of the Disclosure Schedule to any third party.

          (d) ISI has, or has caused to be, delivered to Ispat true and complete copies of all leases and subleases listed in Section 3.17(b) of the Disclosure Schedule and any and all ancillary documents pertaining thereto (including, but not limited to, all amendments, consents for alterations and documents recording variations and evidence of commencement dates and expiration dates).

          (e) Except as set forth in Section 3.17(e) of the Disclosure Schedule, there are no condemnation proceedings or eminent domain proceedings of any kind pending or, to the best knowledge of ISI, threatened against the Real Property.

          (f) Except as set forth in Section 3.17(f) of the Disclosure Schedule, all the Real Property is occupied under a valid and current certificate of occupancy or similar permit, the transactions contemplated by this Agreement will not require the issuance of any new or amended certificate of occupancy and, to the best knowledge of ISI, there are no facts that would prevent the Real Property from being occupied by ISC, any Subsidiary or any Venture, as the case may be, after the Closing in the same manner as occupied by ISC, such Subsidiary or such Venture immediately prior to the Closing.

          SECTION 3.18. Assets. (a) Except as disclosed in Section 3.18 of the Disclosure Schedule, either ISC, a Subsidiary or a Venture, as the case may be, owns, leases or has the legal right to use all the properties and assets, including, without limitation, the Intellectual Property, the Real Property and the tangible personal property, used in the conduct of the Business or otherwise owned, leased or used by ISC, any Subsidiary or any Venture and, with respect to contract rights, is a party to and enjoys the right to the benefits of all material contracts, agreements and other arrangements used by ISC, any Subsidiary or any Venture or in or relating to the conduct of the Business (all such properties, assets and contract rights being the "Assets") except as would not have a Material Adverse Effect. Either ISC, a Subsidiary or a Venture, as the case may be, has good and marketable title to, or, in the case of leased or subleased Assets, valid and subsisting leasehold interests in, all the Assets, free and clear of all Encumbrances, except (i) as disclosed in Section 3.16, 3.17(a), 3.17(b), or 3.18(a) of the Disclosure Schedule and (ii) Permitted Encumbrances.

          (b) The Assets constitute all the material properties, assets and rights forming a part of, used, held or intended to be used in, and all such properties, assets and rights as are necessary in the conduct of, the Business.

          (c) Except to the extent that any consents set forth in Section 3.06(c) of the Disclosure Schedule are not obtained, following the consummation of the transactions contemplated by this Agreement, either ISC, a Subsidiary or a Venture, as the case may be, will continue to own, pursuant to good and marketable title, or lease, under valid and subsisting leases, or otherwise retain its respective interest in the Assets without incurring any material penalty or other material adverse consequence, including, without limitation, any material increase in rentals, royalties, or licenses or other fees imposed as a result of, or arising from, the consummation of the transactions contemplated by this Agreement. Immediately following the Closing, either ISC, a Subsidiary or a Venture, as the case may be, shall own and possess all documents, books, records, agreements and financial data of any sort used by ISC, such Subsidiary or such Venture in the conduct of the Business or otherwise.

          SECTION 3.19. Employee Benefit Matters. (a) Section 3.19(a) of the Disclosure Schedule contains a true and complete list of (i) all employee benefit plans (within the meaning of Section 3(3) of ERISA), other than any plan which constitutes a Multiemployer Plan, and (ii) all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, special retirement, severance or other benefit plans, programs or arrangements, and all employment, termination, severance or other contracts or agreements which do not constitute employee benefit plans, to which ISI, ISC, any Subsidiary or any Venture is a party, which are maintained, contributed to or sponsored by ISI, ISC, any Subsidiary or any Venture or with respect to which ISI, ISC, any Subsidiary or any Venture has any obligation for the benefit of any current or former employee, officer or director of ISC, any Subsidiary or any Venture (collectively, the "Plans"). ISI has made available to Ispat a true and complete copy of each Plan document and, to the extent applicable, a true and complete copy of each of the following with respect to the Plans: (i) trust or other funding arrangement, (ii) summary plan description and summary of material modifications, (iii) the most recently filed IRS Form 5500, (iv) the most recently received IRS determination letter and
(v) the most recently prepared actuarial report and financial statement. Except as required by applicable Law, the terms of any collective bargaining agreement or in connection with the transactions contemplated by this Agreement, none of ISI, ISC, any Subsidiary or any Venture has any express or implied commitment
(i) to
create, incur liability with respect to or cause to exist any employee benefit plan, program or arrangement other than the Plans, (ii) to enter into any contract or agreement to provide compensation or benefits to any individual or
(iii) to materially modify, change or terminate any Plan.

          (b)  Other than as disclosed in Section 3.19(b) of the Disclosure
Schedule: (i) none of the Plans is a single employer plan, within the meaning of
Section 4001(a)(15) of ERISA, for which ISI, ISC, any Subsidiary or any Venture could incur liability under Section 4063 or 4064 of ERISA (a "Multiple Employer Plan"); (ii) none of the Plans (A) provides for the payment of separation, severance, termination or similar-type benefits to any person, (B) obligates ISI, ISC, any Subsidiary or any Venture to pay separation, severance, termination or other benefits as a result of any transaction or (C) obligates ISI, ISC, any Subsidiary or any Venture to make any payment or provide any benefit that would be subject to a tax under Section 4999 of the Code; and (iii) none of the Plans provides for or promises retiree medical, disability or life insurance benefits to any current or former employee, officer or director of ISC, any Subsidiary or any Venture.

          (c) Each Plan which constitutes an employee pension benefit plan (within the meaning of Section 3(2) of ERISA) and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS or a request for a favorable determination letter has been or will be filed within the remedial amendment period applicable thereto. To the knowledge of ISI, no fact or event has occurred since the date of any such determination letter from the IRS that would reasonably be expected to have a material adverse effect on the qualified status of any such Plan. Each trust maintained or contributed to by ISI, ISC, any Subsidiary or any Venture which is intended to be qualified as a voluntary employees' beneficiary association exempt from federal income taxation under Sections 501(a) and 501(c)(9) of the Code has received a favorable determination letter from the IRS that it is so qualified and so exempt, and to the knowledge of ISI no fact or event has occurred since the date of such determination by the IRS that would reasonably be expected to have a material adverse effect on such qualified or exempt status.

          (d) Except as set forth in Section 3.19(d) of the Disclosure
Schedule, there has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Plan. None of ISI, ISC, any Subsidiary or any Venture is currently liable or has previously incurred any liability for any material tax or penalty arising under Section 4971, 4972, 4979, 4980 or 4980B of the Code or Section 502(c) of ERISA with respect to any Plan, and to the knowledge of ISI, no fact or event exists which could give rise to any such liability. Except as set forth in Section 3.19(d) of the Disclosure Schedule, none of ISI, ISC, any Subsidiary or any Venture has incurred any liability under, arising out of or by operation of Title IV of ERISA (other than liability for premiums to the Pension Benefit Guaranty Corporation arising in the ordinary course), including, without limitation, any liability in connection with (i) the termination or reorganization of any Plan which is an employee pension benefit plan and which is subject to Title IV of ERISA or (ii) the withdrawal from any Multiple Employer Plan, and to the knowledge of ISI, no fact or event exists which could give rise to any such liability. No complete or partial termination of any Plan which is an employee pension benefit plan and which is subject to Title IV of ERISA has occurred within the five years preceding the date hereof. Except as set forth in Section 3.19(d) of the Disclosure Schedule, no Reportable Event has occurred or is expected to occur with respect to any Plan which is subject to Title IV of ERISA. No asset of ISI, ISC, any Subsidiary or any Venture is the subject of any lien arising under Section 302(f) of ERISA or Section 412(n) of the Code; none of ISI, ISC, any Subsidiary or any Venture has been required to post any security under Section 307 of ERISA or Section 401(a)(29) of the Code; and to the knowledge of ISI no fact or event exists which could reasonably be expected to give rise to any such lien or requirement to post any such security.

          (e) Except as set forth in Section 3.19(e) of the Disclosure
Schedule, each Plan is now and has been operated in all material respects in accordance with the requirements of all applicable Laws, including, without limitation, ERISA and the Code, and ISI, ISC, each Subsidiary and each Venture have performed all material obligations required to be performed by them under, are not in any material respect in default under or in violation of, and have no knowledge of any default or violation by any party to, any Plan. No Plan has incurred an "accumulated funding deficiency" (within the meaning of Section 302 of ERISA or Section 412 of the Code), whether or not waived.

          (f) Except as set forth in Section 3.19(f) of the Disclosure Schedule, none of ISI, ISC, any Subsidiary or any Venture has any obligation to contribute to a Multiemployer Plan. With respect to each such plan listed in Section 3.19(f) of the Disclosure Schedule:

          (i) all contributions have been made as required by the terms of such plans, the terms of any collective bargaining agreements, and applicable Laws;

          (ii) none of ISI, ISC, any Subsidiary nor any Venture has withdrawn, partially withdrawn, or received any notice of any claim or demand for withdrawal liability or partial withdrawal liability;

         (iii) none of ISI, ISC, any Subsidiary nor any Venture has received any notice that any such plan is in reorganization, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of any excise tax, that any such plan is or has been funded at a rate less than required under Section 412 of the Code, or that any such plan is or may become insolvent.

          (g) ISI, ISC, the Subsidiaries and the Ventures have not incurred any liability under, and have complied in all respects with, the Worker Adjustment Retraining Notification Act and the regulations promulgated thereunder ("WARN") and do not reasonably expect to incur any such liability as a result of actions taken or not taken prior to the Effective Time. Section 3.19(g) of the Disclosure Schedule lists (i) all the employees terminated or laid off by ISC, any Subsidiary or any Venture during the 90 days prior to the date hereof and
(ii) all the employees of ISC, any Subsidiary or any Venture who have experienced a reduction in hours of work of more than 50% during any month during the 90 days prior to the date hereof and describes all notices given by ISC, the Subsidiaries and the Ventures in connection with WARN.

          (h) The transactions contemplated by this Agreement shall not, in and of themselves, constitute a termination of employment for purposes of the change in control agreements listed on Section 6.01(b) of the Disclosure Schedule.

          SECTION 3.20. Labor Matters. Except as set forth in Section 3.20 of the Disclosure Schedule, or, except with respect to subsections (a) and (b), as would not have a Material Adverse Effect, (a) neither ISC, any Subsidiary nor any Venture is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by ISC, any Subsidiary or any Venture and currently there are no organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit which would reasonably be expected to affect ISC, any Subsidiary or any Venture;
(b) there are no strikes, slowdowns or work stoppages pending or, to the best knowledge of ISI, threatened between ISC, any Subsidiary or any Venture and any of their respective employees, and neither ISC, any Subsidiary nor any Venture has experienced any such strike, slowdown or work stoppage within the past three years; (c) neither ISI, ISC, any Subsidiary nor any Venture has breached or otherwise failed to comply with the provisions of any collective bargaining or union contract, including without limitation, any agreement with the USWA, and there are no grievances outstanding against ISC, any Subsidiary or any Venture under any such agreement or contract; (d) there are no unfair labor practice complaints pending against ISC, any Subsidiary or any Venture before the National Labor Relations Board or any other Governmental Authority or any current union representation questions involving employees of ISC, any Subsidiary or any Venture; (e) ISC, each Subsidiary and each Venture is currently in compliance with all applicable Laws relating to the employment of labor, including those related to wages, hours, collective bargaining and the payment and withholding of taxes and other sums as required by the appropriate Governmental Authority and has withheld and paid to the appropriate Governmental Authority or is holding for payment not yet due to such Governmental Authority all amounts required to be withheld from employees of ISC, any Subsidiary or any Venture and is not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing; (f) ISC, each Subsidiary and each Venture has paid in full to all their respective employees or adequately accrued for in accordance with U.S. GAAP all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees;

(g) there is no claim with respect to payment of wages, salary or overtime pay that has been asserted or is now pending or threatened before any Governmental Authority with respect to any Persons currently or formerly employed by ISC, any Subsidiary or any Venture; (h) neither ISC, any Subsidiary nor any Venture is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices; (i) there is no charge or proceeding with respect to a violation of any occupational safety or health standards that has been asserted or is now pending or threatened with respect to ISC, any Subsidiary or any Venture; and (j) there is no charge of discrimination in employment or employment practices, for any reason, including, without limitation, age, gender, race, religion or other legally protected category, which has been asserted or is now pending or threatened before the United States Equal Employment Opportunity Commission, or any other Governmental Authority in any jurisdiction in which ISC, any Subsidiary or any Venture has employed or currently employs any Person.

          SECTION 3.21. Key Employees. (a) Section 3.21(a) of the Disclosure Schedule lists the name, place of employment, the current annual salary rates, bonuses, deferred or contingent compensation, pension, accrued vacation, "golden parachute" and other like benefits paid or payable (in cash or otherwise) in the last three years, the date of employment and a description of position and job function of each current salaried employee, officer, director, consultant or agent of ISC, any Subsidiary or any Venture whose annual base pay exceeded (or, in 1998, is expected to exceed) $200,000.

          (b) Substantially all of the directors, officers, management employees, and technical and professional employees of ISC, each Subsidiary and each Venture are under written obligation to ISC, such Subsidiary or such Venture to maintain in confidence all confidential or proprietary information acquired by them in the course of their employment and to assign to ISC, such Subsidiary or such Venture all inventions made by them within the scope of their employment during such employment and for a reasonable period thereafter under a form of agreement previously furnished by ISI to Ispat.

          SECTION 3.22. Taxes. (a) (i) All returns and reports in respect of Taxes required to be filed with respect to ISC and each Subsidiary (including the consolidated federal income tax return of ISI and any state Tax return that includes ISC or any Subsidiary on a consolidated or combined basis) have been timely filed; (ii) all Taxes required to be shown on such returns and reports or otherwise due have been timely paid; (iii) all such returns and reports are, to the best knowledge of ISI, true, correct and complete in all material respects;
(iv) no adjustment relating to such returns has been proposed formally or informally by any Tax authority (insofar as either relates to the activities or income of ISC or any Subsidiary or could result in liability to ISC or any Subsidiary on the basis of joint and/or several liability) and, to the best knowledge of ISI and ISC, no basis exists for any such adjustment; (v) there are no pending or, to the best knowledge of ISI and ISC, threatened actions or proceedings for the assessment or collection of Taxes against ISC or any Subsidiary or (insofar as either relates to the activities or income of ISC or any Subsidiary or could result in liability of ISC or any Subsidiary on the basis of joint and/or several liability) any corporation that was included in the filing of a return with ISC or any subsidiary on a consolidated or combined basis; (vi) no consent under Section 341(f) of the Code has been filed with respect to ISC or any Subsidiary; (vii) there are no Tax liens on any assets of ISC or any Subsidiary; (viii) neither ISC nor any Subsidiary or Affiliate of ISC is a party to any agreement or arrangement that would result, separately or in the aggregate, in the payment of any amounts that would not be deductible by ISC or any Subsidiary under Section 280G of the Code;
(ix) no acceleration of the vesting schedule for any property that is substantially unvested within the meaning of the regulations under Section 83 of the Code will occur in connection with the transactions contemplated by this Agreement; (x) from and after January 1, 1964, ISC and each Subsidiary has been and continues to be a member of the affiliated group (within the meaning of Section 1504(a)(1) of the Code) for which ISI files a consolidated return as the common parent, and has not been includible in any other consolidated return for any taxable period for which the statute of limitations has not expired; (xi) all moneys required to be withheld by ISC or any Subsidiary from its employees or from third parties for income and payroll taxes have been or will be withheld and either paid to the appropriate tax authorities or set aside in accounts for such purpose in accordance with the requirement of applicable law; (xii) neither ISC nor any of its Subsidiaries has agreed to or is required to make any adjustment pursuant to Section 481(a) of the Code (or any predecessor provision) or any similar provision of state, local or foreign law by reason of any change in any accounting method of ISC or such Subsidiary, there is no application pending with any taxing authority requesting permission for any changes in any accounting method of ISC or any of its Subsidiaries, and neither the IRS nor any other taxing authority has proposed any such adjustment or change in accounting method; (xiii) neither ISC nor any Subsidiary has been at any time a member of any partnership or joint venture (other than the Subsidiaries) or the holder of a beneficial interest in any trust for any period for which the statute of limitations for any Tax has not expired, except as set forth in Section 3.22(a) of the Disclosure Schedule; and (xiv) neither ISC nor any Subsidiary has ever been a United States real property holding corporation within the meaning of
Section 897(c)(2) of the Code.

          (b) Except as disclosed with reasonable specificity in Section 3.22(b) of the Disclosure Schedule: (i) there are no outstanding waivers, agreements or arrangements extending the statute of limitations for any period with respect to any Tax to which ISC or any Subsidiary may be subject; (ii) neither ISC nor any Subsidiary (A) has or is projected to have an amount includible in its income for the current taxable year under Section 951 of the Code, (B) has an unrecaptured overall foreign loss within the meaning of Section 904(f) of the Code or (C) has participated in or cooperated with an international boycott within the meaning of Section 999 of the Code; (iii) neither ISC nor any Subsidiary has any (A) income reportable for a period ending after the Effective Time but attributable to a transaction (e.g., an installment sale) occurring in, or a change in accounting method made for, a period ending on or prior to the Effective Time which resulted in a deferred reporting of income from such transaction or from such change in accounting method (other than a deferred intercompany transaction), or (B) deferred gain or loss arising out of any deferred intercompany transaction; (iv) there are no requests for information currently outstanding that could affect the Taxes of ISC or any Subsidiary; (v) there are no proposed reassessments of any property owned by ISC or any Subsidiary or other proposals that could increase the amount of any Tax to which ISC or any Subsidiary would be subject; (vi) neither ISC nor any Subsidiary is obligated under any agreement with respect to industrial development bonds or similar obligations, with respect to which the excludibility from gross income of the holder for federal income tax purposes could be affected by the transactions contemplated hereunder; and (vii) no power of attorney that is currently in force has been granted with respect to any matter relating to Taxes that could affect ISC or any Subsidiary.

          (c) (i) Section 3.22(c) of the Disclosure Schedule lists all income, franchise and similar Tax Returns (federal, state, local and foreign) filed with respect to each of ISC and the Subsidiaries for taxable periods ended on or after December 31, 1996, indicates for which jurisdictions Returns have been filed on the basis of a unitary group, indicates the most recent income, franchise or similar tax Return for each relevant jurisdiction for which an audit has been completed or the statute of limitations has lapsed and indicates all Tax Returns that currently are the subject of audit; (ii) ISI has delivered to Ispat correct and complete copies of all federal, state and foreign income, franchise and similar Tax Returns (including the consolidated federal income tax return of ISI and any state or foreign Tax Return that includes ISC or any Subsidiary on a consolidated or combined basis), examination reports, and statements of deficiencies assessed against or agreed to by ISC or any Subsidiary since December 31, 1996; (iii) ISI has delivered to Ispat a true and complete copy of any tax-sharing or allocation agreement or arrangement involving ISC or any Subsidiary and a true and complete description of any such unwritten or informal agreement or arrangement; and (iv) ISI has delivered to Ispat complete and correct copies of all pro forma federal income Tax Returns of ISC and the Subsidiaries, prepared in connection with ISI's or any other consolidated federal income Tax Return, accompanied by a schedule reconciling the items in the pro forma Return to the items as included in the consolidated Tax Return for all taxable years ending on or after December 31, 1996.

          (d) On the Reference Balance Sheet, reserves and allowances have been provided, and on the Closing Balance Sheet reserves and allowances will be provided, in each case adequate (exclusive of reserves for deferred taxes) to satisfy all Liabilities for Taxes relating to ISC and the Subsidiaries for periods through the Effective Time (without regard to the materiality thereof).

          SECTION 3.23. Insurance. (a) Section 3.23(a) of the Disclosure Schedule sets forth the following information with respect to each insurance policy (providing property, casualty, liability, workers' compensation, and bond and surety arrangements) under which ISC, any Subsidiary or any Venture has been an insured, a named insured or otherwise the principal beneficiary of coverage in excess of $25,000 at any time within the past three years:

          (i) the name, address and telephone number of the agent or broker;

          (ii) the name of the insurer and the names of the principal insured and each named insured;

          (iii) the policy number and the period of coverage;

          (iv) the type, scope (including an indication of whether the coverage was on a claims made, occurrence or other basis) and amount (including a description of how deductibles, retentions and aggregates are calculated and operate) of coverage; and

          (v) the premium charged for the policy, including, without limitation, a description of any retroactive premium adjustments or other loss-sharing arrangements.

          (b) With respect to each such insurance policy: (i) the policy is legal, valid, binding and enforceable in accordance with its terms and, except for policies that have expired under their terms in the ordinary course, is in full force and effect; (ii) neither ISC, any Subsidiary nor any Venture is in breach or default (including any breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default or permit termination or modification, under the policy; (iii) no party to the policy has repudiated, or given notice of an intent to repudiate, any provision thereof; and (iv) to the best knowledge of ISI and ISC, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation.

          (c) All material assets, properties and risks of ISC, each Subsidiary and each Venture are, and for the past five years have been, covered by valid and, except for policies that have expired under their terms in the ordinary course, currently effective insurance policies or binders of insurance (including, without limitation, general liability insurance, property insurance and workers' compensation insurance) issued in favor of ISC, a Subsidiary or a Venture, as the case may be, in each case with responsible insurance companies, in such types and amounts (including deductibles and retentions) and covering such risks as are consistent with customary practices and standards of companies engaged in businesses and operations similar to those of ISC, such Subsidiary or such Venture, as the case may be.

          (d) At the time of the Closing, all insurance policies currently in effect, or substantially similar coverage, will be outstanding and duly in force.

          SECTION 3.24. Fairness Opinion. Goldman, Sachs & Co. has delivered to the board of directors of ISI its opinion that, as of May 27, 1998, the Merger Consideration to be paid to ISI in the Merger is fair to ISI from a financial point of view.

          SECTION 3.25. Brokers. Except for Goldman, Sachs & Co., no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of ISC. ISI is solely responsible for the fees and expenses of Goldman, Sachs & Co.

          SECTION 3.26. Disclaimer of ISI. WITHOUT LIMITING THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE III, EXCEPT AS SET FORTH IN THIS
ARTICLE III, ISI MAKES NO OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF ISC, THE SUBSIDIARIES, THE VENTURES, ANY OF THEIR RESPECTIVE ASSETS, LIABILITIES OR OPERATIONS, OR THE BUSINESS, INCLUDING, WITHOUT LIMITATION, WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED.

                                  ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF ISPAT

          As an inducement to ISI and ISC to enter into this Agreement, Ispat hereby represents and warrants to ISI and ISC as follows:

          SECTION 4.01. Organization and Authority of Ispat. Ispat is a corporation duly organized, validly existing and in good standing under the laws of The Netherlands and has all necessary corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Ispat, the performance by Ispat of its obligations hereunder and the consummation by Ispat of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Ispat. This Agreement has been duly executed and delivered by Ispat, and (assuming due authorization, execution and delivery by ISI and ISC) this Agreement constitutes a legal, valid and binding obligation of Ispat enforceable against Ispat in accordance with its terms.

          SECTION 4.02. Organization and Authority of Merger Sub. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all necessary corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. Merger Sub has conducted no business to date other than in contemplation of the transactions contemplated hereby. The execution and delivery of this Agreement by Merger Sub, the performance by Merger Sub of its obligations hereunder and the consummation by Merger Sub of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Merger Sub and its sole stockholder. This Agreement has been duly executed and delivered by Merger Sub, and (assuming due authorization, execution and delivery by ISI and

ISC) this Agreement constitutes a legal, valid and binding obligation of Merger Sub enforceable against Merger Sub in accordance with its terms.

          SECTION 4.03. No Conflict. Assuming compliance with the notification requirements of the HSR Act and the making and obtaining of all filings, notifications, consents, approvals, authorizations and other actions referred to in Section 4.04, except as may result from any facts or circumstances relating solely to ISI or ISC, the execution, delivery and performance of this Agreement by Ispat and Merger Sub do not and will not (a) violate, conflict with or result in the breach of any provision of the Certificate of Incorporation or By-laws of Ispat or Merger Sub, (b) conflict with or violate any Law or Governmental Order applicable to Ispat or Merger Sub or (c) conflict with, or result in any breach of, constitute a default (or event which with the giving of notice or lapse or time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation, or cancellation of, or result in the creation of any Encumbrance on any of the assets or properties of Ispat or Merger Sub pursuant to, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which Ispat or Merger Sub is a party or by which any of such assets or properties are bound or affected, which in any case would prevent or materially delay the consummation by Ispat and Merger Sub of the transactions contemplated by this Agreement.

          SECTION 4.04. Governmental Consents and Approvals. The execution, delivery and performance of this Agreement by Ispat and Merger Sub do not and will not require any consent, approval, authorization or other order of, action by, filing with, or notification to, any Governmental Authority, except (a) in connection with the transfer of ownership of certain shipping vessels currently owned by ISC and its Subsidiaries and (b) the notification requirements of the HSR Act.

          SECTION 4.05. Financing. Ispat will have available at the Closing funds sufficient to pay the Merger Consideration and the Intercompany Indebtedness.

          SECTION 4.06. Brokers. Except for Credit Suisse First Boston Corporation, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Ispat. Ispat is solely responsible for payment of the fees and expenses of Credit Suisse First Boston Corporation.

                                   ARTICLE V

                             ADDITIONAL AGREEMENTS

          SECTION 5.01. Conduct of Business Prior to the Closing. (a) ISI covenants and agrees that, except as described in Section 5.01(a) of the Disclosure Schedule, between the date hereof and the Effective Time, none of ISI, ISC, any Subsidiary or any Venture shall conduct its business other than in the ordinary course and consistent with ISC's, such Subsidiary's and such Venture's prior practice. Without limiting the generality of the foregoing, except as described in Section 5.01(a) of the Disclosure Schedule, ISI shall cause ISC, each Subsidiary and each Venture to (i) continue its advertising and promotional activities, and pricing and purchasing policies, in accordance with past practice; (ii) not shorten or lengthen the customary payment cycles for any of its payables or receivables; (iii) use its best efforts to (A) preserve intact their business organizations and the business organization of the Business, (B) keep available to Ispat the services of the employees of ISC, each Subsidiary and each Venture, (C) continue in full force and effect without material modification all existing policies or binders of insurance currently maintained in respect of ISC, each Subsidiary, each Venture and the Business and
(D) preserve its current relationships with its customers, suppliers and other persons with which it has significant business relationships; (iv) exercise, but only after notice to Ispat and receipt of Ispat's prior written approval, any rights of renewal pursuant to the terms of any of the leases or subleases set forth in Section 3.17(b) of the Disclosure Schedule which by their terms would otherwise expire; and (v) not engage in any practice, take any action, fail to take any action or enter into any transaction which could cause any representation or warranty of ISI to be untrue or result in a breach of any covenant made by ISI or ISC in this Agreement.

          (b) Except as described in Section 5.01(b) of the Disclosure Schedule, ISI and ISC covenant and agree that, prior to the Closing, without the prior written consent of Ispat, neither ISC, any Subsidiary nor any Venture will do any of the things enumerated in the second sentence of Section 3.11 (including, without limitation, clauses (i) through (viii) and (x) through (xxvii) thereof); provided, however, that ISI and ISC will not issue any sales orders or otherwise agree to make any purchases involving exchanges in value in excess of $1,000,000 individually or $5,000,000 in the aggregate.

          (c) For the period from the date hereof through the Effective Time, ISI covenants and agrees to cause ISC, each Subsidiary and each Venture to maintain the level, mix and quality of the Inventories consistent with those generally accepted by the steel manufacturing and finishing industry.

          SECTION 5.02. Access to Information. (a) From the date hereof until the Effective Time, upon reasonable notice, ISC, the Subsidiaries and the Ventures and each of ISC's, the Subsidiaries' and the Ventures' officers, directors, employees, agents, representatives, accountants and counsel shall:
(i) afford the officers, employees and authorized agents, accountants, counsel, financing sources and representatives of Ispat reasonable access, during normal business hours, to the offices, properties, plants, other facilities, books and records of ISC, each Subsidiary and each Venture and to those officers, directors, employees, agents, accountants and counsel of ISC, of each Subsidiary and of each Venture who have any knowledge relating to ISC, any Subsidiary, any Venture or the Business and (ii) furnish to the officers, employees and authorized agents, accountants, counsel, financing sources and representatives of Ispat such additional financial and operating data and other information regarding the assets, properties and goodwill of ISC, the Subsidiaries, the Ventures and the Business (or legible copies thereof) as Ispat may from time to time reasonably request. ISI shall cooperate with Ispat and the Surviving Corporation and shall provide any information, including financial information, reasonably requested by Ispat related to the Business, operations, financial condition and results of operations of ISC for any period in connection with any public offering or private placement of securities by Ispat, any subsidiary of Ispat or the Surviving Corporation after the date hereof.

          (b) In order to facilitate the resolution of any claims made against or incurred by ISI, for a period of seven years after the Closing, Ispat shall
(i) retain the books and records of ISC, the Subsidiaries and the Ventures relating to periods prior to the Effective Time in a manner reasonably consistent with the prior practice of ISC, the Subsidiaries and the Ventures and
(ii) upon reasonable notice, afford the officers, employees and authorized agents, accountants, counsel and representatives of ISI reasonable access (including the right to make, at ISI's expense, photocopies), during normal business hours, to such books and records. The rights of access to books and records granted under this Section 5.02(b) shall not include rights to examine books and records to the extent such access would result in the loss of any attorney-client, attorney work product or other similar privilege otherwise applicable to such books and records.

          (c) In order to facilitate the resolution of any claims made by or against or incurred by Ispat, ISC, any Subsidiary or any Venture after the Closing or for any other reasonable purpose relating to the Business, for a period of seven years following the Effective Time, ISI shall (i) retain the books and records of ISI which relate to ISC, the Subsidiaries and the Ventures and their operations for periods prior to the Closing and which shall not otherwise have been delivered to Ispat, ISC, any Subsidiary or any Venture and
(ii) upon reasonable notice, afford the officers, employees and authorized agents, accountants, counsel and representatives of Ispat, ISC, any Subsidiary or any Venture reasonable access (including the right to make photocopies, at the expense of Ispat, ISC, such Subsidiary or such Venture), during normal business hours, to such books and records. The rights of access to books and records granted under this Section 5.02(c) shall not include rights to examine books and records to the extent such access would result in the loss of any attorney-client, attorney work product or other similar privilege otherwise applicable to such books and records.

          SECTION 5.03. Confidentiality. (a) ISI agrees to, and shall cause its agents, representatives, Affiliates, employees, officers and directors to: (i) treat and hold as confidential (and not disclose or provide access to any Person to) all information relating to trade secrets, processes, patent and trademark applications, product development, price, customer and supplier lists, pricing and marketing plans, policies and strategies, details of client and consultant contracts, operations methods, product development techniques, business acquisition plans, new personnel acquisition plans and all other confidential information with respect to the Business, ISC, each Subsidiary and each Venture, (ii) in the event that ISI or any such agent, representative, Affiliate, employee, officer or director becomes legally compelled to disclose any such information, provide Ispat with prompt written notice of such requirement so that Ispat, ISC, any Subsidiary or any Venture may seek a protective order or other remedy, (iii) in the event that such protective order or other remedy is not obtained, furnish only that portion of such confidential information which is legally required to be provided and exercise all reasonable efforts to obtain assurances that confidential treatment will be accorded such information, (iv) promptly furnish (prior to, at or as soon as practicable following, the effective Time) to ISC or Ispat any and all copies (in whatever form or medium) of all such confidential information then in the possession of ISI or any of its agents, representatives, Affiliates, employees, officers and directors and, except as otherwise required by Section 5.02(c), destroy any and all additional copies then in the possession of ISI or any of its agents, representatives, Affiliates, employees, officers and directors of such information and of any analyses, compilations, studies or other documents prepared, in whole or in part, on the basis thereof; provided, however, that this sentence shall not apply to (x) any information that, at the time of disclosure, is available publicly and was not disclosed in breach of this Agreement by ISI, its agents, representatives, Affiliates, employees, officers or directors, or (y) any information that relates solely to the business, operations, properties and assets of ISI. ISI agrees and acknowledges that remedies at law for any breach of its obligations under this Section 5.03 are inadequate and that in addition thereto Ispat shall be entitled to seek equitable relief, including injunction and specific performance, in the event of any such breach.

          (b) The terms of the Confidentiality Agreement are hereby incorporated herein by reference and shall continue in full force and effect until the Closing, at which time such Confidentiality Agreement shall terminate, except for the provisions of Section A and Sections B. 8, B. 9, C. 2, C. 3, C. 4 and C. 5, which shall remain in full force and effect. If this Agreement is, for any reason, terminated prior to the consummation of the Merger, the Confidentiality Agreement shall continue in full force and effect in all respects.

          SECTION 5.04. Regulatory and Other Authorizations; Notices and Consents. (a) ISI and Ispat shall use their respective reasonable efforts to obtain (or cause ISC, the Subsidiaries and the Ventures to obtain) all authorizations, consents, orders and approvals of all Governmental Authorities and officials that may be or become necessary for its execution and delivery of, and the performance of their respective obligations pursuant to, this Agreement and each will cooperate fully with the other in promptly seeking to obtain all such authorizations, consents, orders and approvals. Each party hereto agrees to supply as promptly as practicable to the appropriate Governmental Authorities any additional information and documentary material that may be requested pursuant to the HSR Act.

          (b) ISI shall or shall cause ISC, the Subsidiaries and the Ventures to give promptly such notices to third parties and use its or their reasonable efforts to obtain such third party consents as may be necessary or desirable in connection with the transactions contemplated by this Agreement. Ispat shall cooperate and use all reasonable efforts to assist ISI in giving such notices and obtaining such consents; provided, however, that, except as provided in
Section 5.09(b), Ispat shall have no obligation to give any guarantee or other consideration of any nature in connection with any such notice or consent or to consent to any change in the terms of any agreement or arrangement which Ispat in its sole discretion may deem adverse to the interests of Ispat, ISC, any Subsidiary, any Venture or the Business.

          (c) ISI and Ispat agree that, in the event any consent, approval or authorization necessary or desirable to preserve for the Business, ISC, any Subsidiary or any Venture any right or benefit under any lease, license, contract, commitment or other agreement or arrangement to which ISI, ISC, any Subsidiary or any Venture is a party is not obtained prior to the Closing, ISI will, subsequent to the Closing, cooperate with Ispat and ISC in attempting to obtain such consent, approval or authorization as promptly thereafter as practicable. If such consent, approval or authorization cannot be obtained, ISI shall use all reasonable efforts to provide ISC, such Subsidiary or such Venture, as the case may be, with the rights and benefits of the affected lease, license, contract, commitment or other agreement or arrangement for the term of such lease, license, contract or other agreement or arrangement, and, if ISI provides such rights and benefits, ISC, such Subsidiary or such Venture, as the case may be, shall assume the obligations and burdens thereunder.

          SECTION 5.05. Notice of Developments. Prior to the Closing, ISI shall promptly notify Ispat in writing of (i) all events, circumstances, facts and occurrences arising subsequent to the date of this Agreement which could result in any material breach of a representation or warranty or covenant of ISI or ISC in this Agreement that is not qualified as to materiality or any breach of a representation or warranty or covenant of ISI or ISC in this Agreement that is already qualified as to materiality or which could have the effect of making any representation or warranty of ISI or ISC in this Agreement that is not qualified as to materiality untrue or incorrect in any material respect or any representation or warranty that is already qualified by materiality untrue or incorrect in any respect and (ii) all other material developments affecting the Assets, Liabilities, business, financial condition, operations, results of operations or customer, supplier or employee relations of ISC, any Subsidiary, any Venture or the Business.

          SECTION 5.06. No Solicitation or Negotiation. (a) ISI agrees that between the date of this Agreement and the earlier of (i) the effective Time and
(ii) the termination of this Agreement, none of ISI, ISC, the Subsidiaries, the Ventures nor any of their respective Affiliates, officers, directors, representatives or agents will (a) solicit, initiate, encourage or accept any other proposals or offers from any Person relating to any Acquisition Proposal or (b) participate in any discussions, conversations, negotiations and other communications regarding, or furnish to any other Person any information with respect to, or otherwise cooperate in any way, assist or participate in, facilitate or encourage any effort or attempt by any other Person to seek to consummate any Acquisition Proposal. ISI immediately shall cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any Persons conducted heretofore with respect to any of the foregoing. ISI shall notify Ispat promptly if any inquiry or other contact with any Person with respect to an Acquisition Proposal is made and shall indicate the identity of the Person making such Acquisition Proposal, inquiry or contact and the terms and conditions of such Acquisition Proposal, inquiry or other contact. ISI agrees during the period provided for in the first sentence of this Section 5.06 not to, and to cause ISC, each Subsidiary and each Venture not to, without the prior written consent of Ispat, release any Person from, or waive any provision of, any confidentiality or standstill agreement to which ISI, ISC, any Subsidiary or any Venture is a party which would be applicable to an Acquisition Proposal.

          (b) Except as expressly permitted by this Section 5.06, neither the Board of Directors of ISI nor any committee thereof shall (i) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal or (ii) cause ISI or ISC to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement with respect to any Acquisition Proposal.

          (c) "Acquisition Proposal" means, other than the transactions contemplated by this Agreement, (a) any proposal or offer from any Person relating to any direct or indirect acquisition or purchase of all or a majority of the assets of ISC, its Subsidiaries and the Ventures or more than 50% of the outstanding capital stock of ISC, or any merger, consolidation, business combination, sale of all or substantially all of the assets of ISC, the Subsidiaries and the Ventures or any similar transaction involving ISC or (b)
(i) any proposal or offer from any person or entity relating to any direct or indirect acquisition or purchase of more than 50% of the outstanding common stock of ISI or more than 50% of the assets of ISI and its subsidiaries, (ii) any tender offer that if consummated would result in any person or entity beneficially owning more than 50% of the outstanding common stock of ISI or
(iii) any merger, consolidation, business combination or similar transaction involving ISI, as a result of which in any of the situations of (b)(i), (ii) or
(iii) the transactions contemplated by this Agreement are not consummated.

          SECTION 5.07.  Use of Intellectual Property. Except as set forth in
Section 5.07 of the Disclosure Schedule, from and after the Closing, neither ISI nor any of its Affiliates shall use any of the Intellectual Property used or held for use in the Business. From and after the Effective Time, Ispat will have the right to use the name "Inland Steel Company", and variations thereof, and ISI acknowledges that it shall have no rights in, and agrees that it shall not use, the name "Inland Steel Company" or any variation thereof for any reason. ISI shall cause the name of each of its Subsidiaries (other than ISC and its subsidiaries) that includes the word "Inland" or any variation thereof to be changed prior to the Closing so as not to include the word "Inland" or any variation thereof. ISI shall change its name as soon as practicable after the Effective Time, but no later than four months after the Effective Time so that the word "Inland" is not included in the new name; provided, however, that during the period until the earlier of such time as ISI changes its name or the expiration of such four month period, ISI may continue to use the name "Inland Steel Industries, Inc." for general corporate and holding company purposes; provided further that ISI will not hold itself out to the public (other than its stockholders), under the "Inland" name, and will conduct no advertising, marketing or selling efforts under the "Inland" name; provided, further, that Ispat will not unreasonably withhold its consent to a reasonable extension of such four-month period if promptly after the Effective Time ISI commences action reasonably calculated to result in its name being changed as promptly as practicable thereafter.

          SECTION 5.08. Non-Competition. (a) For a period of five years after the Closing (the "Restricted Period"), ISI and its Subsidiaries shall not engage in any business anywhere in the world that competes in any material respect with the Business; provided, however, that:

          (i) Nothing contained in this Section 5.08(a) shall relate to or otherwise restrict the existing steel service, distribution and materials processing business of Ryerson Tull, Inc., a subsidiary of ISI, and the existing Subsidiaries of Ryerson Tull, Inc., or the existing business of Magnetics International, Inc. or Inland International, Inc.;

          (ii) Nothing contained in this Section 5.08(a) shall preclude ISI, Ryerson Tull, Inc., its subsidiaries, Magnetics International, Inc. or Inland International Inc., from expanding their existing business; provided that no such expansion shall include, directly or through ownership of an equity interest in any Person, any business engaged in steel manufacturing or any steel manufacturing assets, except that ISI may acquire any interest in any business (an "Acquired ISI Business") some or all of the operations of which would otherwise violate the foregoing provision (the "Competing ISI Operations") so long as (x) the annual revenues attributable to the Competing ISI Operations do not exceed 20% of the annual revenues of the Acquired ISI Business, or (y) if they do, the acquiring entity divests itself of the Competing ISI Operations as soon as practicable, but no later than 12 months after such acquisition; and

          (iii) For the purposes of this Section 5.08(a), ownership of securities having no more than two percent of the outstanding voting power of any company which are listed on any national securities exchange or traded actively in the national over-the-counter market shall not be deemed to be in violation of this Section 5.08(a) so long as the Person owning such securities has no other connection or relationship with such company.

          For purposes of this Section 5.08(a), "steel manufacturing" means manufacturing of steel from coke and ore until finished long and flat steel products are produced, of the type currently produced by ISC on the date hereof.

          (b) As a separate and independent covenant, during the Restricted Period, ISI agrees that it shall not in any way, directly or indirectly, induce or attempt to induce any officers, employees, representatives or agents of Ispat or any Affiliate (including ISC or any Subsidiary or Venture) thereof to leave their employer or violate the term of their contracts, or any employment agreements, with such party; provided, however, that this Section 5.08(b) shall not restrict either party from placing general advertisements soliciting employees or from responding to unsolicited approaches by such Persons.

          (c) The Restricted Period shall be extended by the length of any period during which ISI is in breach of the terms of this Section 5.08.

          (d) ISI acknowledges that the covenants of ISI set forth in this
Section 5.08 are an essential element of this Agreement and that, but for the agreement of ISI to comply with these covenants, Ispat would not have entered into this Agreement. ISI acknowledges that this Section 5.08 constitutes an independent covenant and shall not be affected by performance or nonperformance of any other provision of this Agreement by Ispat. ISI has independently consulted with its counsel and after such consultation agrees that the covenants set forth in this Section 5.08 are reasonable and proper.

          SECTION 5.09. Release of Obligations. (a) ISI covenants and agrees, on or prior to the Closing, to execute and deliver to ISC, for the benefit of ISC, each Subsidiary and each Venture, a general release and discharge, in form and substance satisfactory to Ispat, releasing and discharging ISC, each Subsidiary and each Venture from any and all obligations to indemnify ISI or otherwise hold it harmless pursuant to any agreement or other arrangement entered into prior to the Effective Time, except as otherwise provided in this Agreement.

          (b) Ispat covenants and agrees, on or prior to the Effective Time, to execute and deliver to ISI a general release and discharge, in form and in substance satisfactory to ISI, releasing and discharging ISI from any and all obligations to guaranty the payment or performance by ISC, any Subsidiary or any Venture of any liability or obligation, or to indemnify ISC, any Subsidiary or any Venture under any agreement or other arrangement entered into prior to the Effective Time, except as otherwise provided in this Agreement.

          SECTION 5.10. Certain Obligations. Neither ISI nor any of its material subsidiaries shall enter into or permit any sale of all or substantially all the assets of ISI or any of its material subsidiaries, any acquisition of a majority of the capital stock of ISI or any of its material subsidiaries by any Person, or any merger, consolidation, reorganization, spin-off, split-up, recapitalization or similar transaction involving ISI or any of its material subsidiaries, or pay or declare any extraordinary dividend (other than any distribution by ISI of the proceeds of the transactions contemplated by this Agreement) (each, an "ISI Monetization Transaction") without the express written consent of Ispat, except where either (A) (i) ISI is the surviving company of such ISI Monetization Transaction and (ii) the net worth of ISI immediately after consummation of such ISI Monetization Transaction would be equal to or greater than the net worth of ISI immediately prior to such ISI Monetization Transaction or (B) both (x) the purchaser or other acquiring entity in such ISI Monetization Transaction expressly assumes the obligations of ISI under this Agreement and (y) (i) the net worth of such purchaser or acquiring entity immediately after consummation of such ISI Monetization Transaction would be equal to or greater than the net worth of ISI immediately prior to such ISI Monetization Transaction or (ii) if ISI has previously been combined with any of its subsidiaries, the net worth immediately after such ISI Monetization Transaction of such ISI subsidiary that has previously assumed the obligations of ISI under this Agreement that is entering into such ISI Monetization Transaction would be equal to or greater than the net worth of such ISI subsidiary immediately prior to such ISI Monetization Transaction. ISI shall in any event use its reasonable efforts to ensure that the counterparty or counterparties in any ISI Monetization Transaction expressly assume ISI's indemnification obligations under this Agreement.

          SECTION 5.11. ISC Directors and Officers. Ispat and ISC confirm and agree that (a) the directors and officers of ISC, past and present, will continue to be fully indemnified, and have legal expenses advanced, after the Closing, to the fullest extent permitted by the Certificate of Incorporation and By-laws of ISC as in effect at the Effective Time and (b) directors' and officers' insurance will be maintained at or above current levels after the Closing for a period of three years for the directors and officers of ISC in office on the date of this Agreement; provided, however, that in no event shall Ispat or ISC be required to expend in any one year an amount in excess of $2,000,000; and provided further that if the annual premiums of such insurance coverage exceed such amount, Ispat or ISC shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount.

          SECTION 5.12. Headquarters. Prior to the Closing, ISI will enter into a sublease with ISC for the portion of the property located at 30 West Monroe Street, Chicago, Illinois that is occupied by ISC employees on the date hereof. The rent and other charges payable under such sublease shall consist of those amounts set forth in Section 5.12 of the Disclosure Schedule plus such other amounts, if any, that Ispat and ISI shall mutually agree.

          SECTION 5.13. Further Action. Each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable under applicable Law, and execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and consummate and make effective the transactions contemplated by this Agreement.

                                  ARTICLE VI

                               EMPLOYEE MATTERS

          SECTION 6.01. Employment of Certain ISI Employees; Assumption of Certain Agreements. (a) Prior to, or effective as of, the Effective Time, ISC shall (i) employ the ISI employees listed in a schedule to be agreed between ISI and Ispat prior to the Effective Time (collectively, the "ISI Transferred Employees") in the positions indicated in such schedule, (ii) assume the change in control agreements relating to such employees, and (iii) assume all salary, severance and employee benefit obligations with respect to such employees. Except as specifically provided in the preceding sentence, each ISI Transferred Employee shall be treated in a manner consistent with persons who were employed by ISC immediately prior to the Effective Time.

          (b) Prior to, but effective as of, the Effective Time, ISC shall assume the change in control agreements listed on Section 6.01(b) of the Disclosure Schedule.

          (c) Subject to Ispat and Mr. Robert J. Darnall entering into an employment agreement on or prior to the Effective Time, Ispat shall retain Mr. Darnall as Chief Executive Officer of ISC and shall assign him responsibility for Ispat's North American steel operations.

          SECTION 6.02. Pension Plan. Prior to, or effective as of, the Effective Time, ISI shall establish a new trust which shall form a part of the ISI Pension Plan (the "New Pension Trust") and, at the time the New Pension Trust is established, ISI shall cause the trustee of the ISI Pension Trust to transfer to the trustee of the New Pension Trust the assets of the ISI Pension Trust attributable to the ISI Pension Plan; provided, however, that any assets which cannot be reasonably transferred as of the date the New Pension Trust is established shall be transferred as soon as practicable thereafter. The assets to be transferred from the ISI Pension Trust to the New Pension Trust shall consist of cash and such other property as mutually agreed between ISI and Ispat; provided, however, that if ISI and Ispat cannot agree on the assets to be transferred, a pro rata portion of each class or category of the assets held in the ISI Pension Trust shall be transferred to the New Pension Trust. For periods after the establishment of the New Pension Trust, the ISI Pension Trust shall no longer form a part of the ISI Pension Plan. Prior to, or effective as of, the Effective Time but after the transfer of assets from the ISI Pension Trust to the New Pension Trust, ISI shall take all actions that it deems necessary or desirable to transfer to an ISI Non-Transferred Employee Defined Benefit Plan the assets and liabilities under the ISI Pension Plan attributable to the accrued benefits of all ISI Employees other than ISI Transferred Employees and, for periods thereafter, ISI Employees other than ISI Transferred Employees shall not be eligible to participate in the ISI Pension Plan. The transfer of assets and liabilities from the ISI Pension Plan to the ISI Non-Transferred Employee Defined Benefit Plan shall be made in accordance with Section 414(l) of the Code and applicable Treasury regulations thereunder, as determined by an actuary selected by ISI and agreed to by an actuary selected by Ispat. In the event that the actuaries selected by ISI and Ispat cannot agree on the calculation required under this Section 6.02, an independent actuary shall be selected by the parties (at the shared expense of ISI and Ispat) and such actuary's determination as to the calculation shall be binding on the parties. Prior to, or effective as of, the Effective Time, ISC shall assume sponsorship of, and all of ISI's rights, powers, duties, liabilities and obligations under and with respect to, the ISI Pension Plan.

          SECTION 6.03. Thrift Plan. Prior to, or effective as of, the Effective Time, ISI shall cause ISC to establish a defined contribution plan (as defined in section 3(34) of ERISA) (the "New Defined Contribution Plan") for the benefit of ISC Employees who, as of the Closing Date, have account balances under the ISI Thrift Plan (including the employee stock ownership ("ESOP") component thereof). The New Defined Contribution Plan shall be substantially similar in all material respects to the ISI Thrift Plan; provided, however, that the New Defined Contribution Plan shall not constitute an ESOP. ISC Employees shall not be eligible to participate in the ISI Thrift Plan for periods after the establishment of the New Defined Contribution Plan. Prior to, or effective as of, the Effective Time, the assets of the ISI Thrift Plan attributable to the accrued benefits of the ISC Employees shall be transferred to the trustee of the New Defined Contribution Plan. The transfer of assets and liabilities from the ISI Thrift Plan to the New Defined Contribution Plan shall conform in all respects with Section 411(d)(6) and Section 414(l) of the Code and the assets to be transferred shall consist of the assets held in the trust which form a part of the ISI Thrift Plan in which the account balances of ISC Employees are invested, other than Series E Preferred Stock of ISI, and including, but not limited to, promissory notes evidencing outstanding loans to ISC Employees.

          SECTION 6.04. Other Employee Plans. (a) Effective as of the Effective Time, ISI Employees shall cease to be eligible to participate in all Plans set forth in Section 6.04(a) of the Disclosure Schedule (the "ISC Plans") and, prior to, but effective as of, the Effective Time, ISI shall cause ISC to assume sponsorship of, and all of ISI's rights, powers, duties, liabilities and obligations under and with respect to, the ISC Plans.

          (b) Section 6.04(b) of the Disclosure Schedule sets forth, to the extent applicable, a complete and correct list of all insurance policies of any kind or nature whatsoever currently in force with respect to each ISC Plan, and each contract with any service provider, third party administrator, vendor or other person who provides material services in connection with the operation or administration of such ISC Plan. With respect to each such ISC Plan, ISI shall use its best efforts to cause to be assigned to ISC such policies of insurance or other contracts as Ispat designates in writing and as pertain to the funding of benefits in respect of ISC Employees under any such ISC Plan, or in any case where such assignment is commercially impracticable, ISI shall cooperate with Ispat in arranging for the issuance of new or modified policies or contracts.

          SECTION 6.05. Continuation of Current Bargaining Agreements, Employment and Benefits. (a) Prior to or simultaneously with the Effective Time, Ispat shall have caused ISC to comply with all provisions of Appendix U, the Memorandum of Understanding on Successorship, of that certain collective bargaining agreement dated August 1, 1993 between United Steelworkers of America and ISC and the counterpart provisions, if any, of those collective bargaining agreements between United Steelworkers of America, Great Lakes Seaman Local 5000 and ISC; between American Maritime Officers and ISC; between United Steelworkers of America and Inland Steel Mining; between United Steelworkers of America and I/N Tek and I/N Kote; and between Bricklayers Local No. 6 and ISC. Prior to or simultaneously with the Effective Time, Ispat shall have required ISC, the Subsidiaries and Ventures to continue to recognize those labor organizations that currently represent employees of ISC, the Subsidiaries and the Ventures ("Labor Organizations") and to honor the collective bargaining agreements to which they are bound, to the extent, if any, such agreements are modified as a result of the negotiations referred to in Section 6.05(b) below ("Collective Bargaining Agreements") subsequent to the Effective Time.

          (b) Prior to or simultaneously with the Effective Time, Ispat shall have caused ISC, the Subsidiaries and the Ventures to negotiate in good faith with the Labor Organizations to modify their Collective Bargaining Agreements to the extent necessary to ensure the continuation of the terms and conditions of employment set forth in the Collective Bargaining Agreements, including, without limitation, the recognition of responsibility for certain benefits now provided by ISI, the methods of determining profit sharing entitlement and payment, and the nomination of an individual designated by the United Steelworkers of America to the ISC Board of Directors. If the Labor Organizations have not entered into modifications of their Collective Bargaining Agreements regarding successorship and other appropriate matters prior to the Effective Time, Ispat shall have entered into, as of the Effective Time, a unilateral binding commitment to the Labor Organizations to cause to occur the provisions of Section 6.05(a) above.

          (c) Until at least the respective termination dates of the Collective Bargaining Agreements, Ispat shall cause ISC, the Subsidiaries and Ventures to operate in the same business in which ISC, the Subsidiaries and Ventures previously operated.

          (d) Subject to termination for cause or layoff in accordance with the Collective Bargaining Agreements, Ispat shall cause ISC and the Subsidiaries, and shall use its best efforts to cause the Ventures, to continue the employment of individuals who are employed with the bargaining units covered by the Collective Bargaining Agreements immediately prior to the Effective Time, under the terms and conditions of the Collective Bargaining Agreements, and, subsequent to the Effective Time, to recognize for all purposes, including, but not limited to, benefit eligibility, benefit vesting, benefit accrual and seniority, the past service with ISC, the Subsidiaries and the Ventures, as the case may be, of individuals employed within the bargaining units.

          (e) Ispat shall, from the Effective Time through December 31, 1998, cause ISC and the Subsidiaries, and shall use its best efforts to cause the Ventures, to provide employees of ISC, the Subsidiaries and the Ventures who are not employed with bargaining units covered by the Collective Bargaining Agreements, with terms and conditions of employment, including, but not limited to, compensation levels, bonus opportunities and employee benefit plans and programs that are not materially less favorable in the aggregate than the terms and conditions of employment of such ISC, Subsidiary and Venture employees immediately prior to the Effective Time, and, subsequent to the Effective Time, to recognize for all purposes, including, but not limited to, benefit eligibility, benefit vesting, benefit accrual and length of service, the past service with ISI, ISC, the Subsidiaries, the Ventures, and, if applicable affiliates of ISI other than the Subsidiaries and the Ventures, as the case may be, of individuals not employed with the bargaining units; provided, however, that nothing in this Section 6.05(e) shall restrict the ability of Ispat, ISI, ISC, the Subsidiaries or the Ventures to terminate the employment of any employees who are not employed within bargaining units covered by the Collective Bargaining Agreements subsequent to the Effective Time.

          (f) Ispat and ISI agree that no action, condition or circumstance contemplated by this Agreement is presently intended to result in a lay off or shut down, closure or discontinuance of a plant, department or subdivision thereof, or any similar event, or the termination of any employee.

          SECTION 6.06. No Third Party Beneficiaries. It is understood and agreed among the parties hereto that all provisions contained in this Agreement with respect to employee benefit plans or employee compensation are included for the sole benefit of the respective parties hereto and do not and shall not create any right in any other person, including, but not limited to, any ISC Employee or ISI Employee, any participant in any benefit or compensation plan or any beneficiary thereof.

                                  ARTICLE VII

                                  TAX MATTERS

          SECTION 7.01. Indemnity. (a) ISI agrees to indemnify and hold harmless ISC and each Subsidiary against the following Taxes and, except as otherwise provided in Section 7.04, against any loss, damage, liability or expense, including reasonable fees for attorneys and other outside consultants, incurred in contesting or otherwise in connection with any such Taxes: (i) Taxes imposed on ISC or any Subsidiary with respect to taxable periods of such Person ending at or before the Closing Date (including, for the avoidance of doubt, Taxes imposed on ISC or any Subsidiary resulting from the making of an election under
Section 338(h)(10) of the Code or any similar election under applicable state or local laws); (ii) with respect to taxable periods beginning before the Closing Date and ending after the Closing Date,

Taxes imposed on ISC or any Subsidiary which are allocable, pursuant to Section 7.01(b), to the portion of such period ending at the Closing Date; (iii) Taxes imposed on any member of any affiliated group with which any of ISC and the Subsidiaries file or have filed a Return on a consolidated or combined basis for a taxable period ending at or before the Closing Date or that includes the Closing Date (including, without limitation, by reason of the application of Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign tax law or regulation); and (iv) Taxes imposed on ISC or any Subsidiary as a result of any breach of warranty or misrepresentation under Section 3.22; provided, however, that the amount of Taxes for which ISI may be liable under this Section 7.01 shall be net of any reserves or allowances for such Taxes on the Closing Balance Sheet. ISC shall be responsible for Taxes and associated expenses not allocated to ISI pursuant to the first sentence of this Section 7.01(a). To the extent the provisions of this Section 7.01(a) are inconsistent with the provisions of Section 7.08, the latter shall govern. Notwithstanding any other provision of this Agreement to the contrary, ISI will not indemnify ISC for any legal or other consulting fees with respect to a tax deficiency asserted to be the liability of ISI pursuant to this Agreement unless Ispat has requested in writing that ISI confirm that ISI is liable under this Agreement in the event that a tax deficiency is determined to be due and ISI refuses to provide such confirmation.

          (b) In the case of Taxes that are payable with respect to a taxable period that begins before the Closing Date and ends after the Closing Date, the portion of any such Tax that is allocable to the portion of the period ending on the Closing Date shall be:

          (i) in the case of Taxes that are either (x) based upon or related to income or receipts or (y) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible) (other than conveyances pursuant to this Agreement, as provided under Section 7.07), deemed equal to the amount which would be payable if the taxable year ended at the Closing Date; and

          (ii) in the case of Taxes imposed on a periodic basis with respect to the assets of ISC or any Subsidiary, or otherwise measured by the level of any item, deemed to be the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction the numerator of which is the number of calendar days in the period ending at the Closing Date and the denominator of which is the number of calendar days in the entire period.

          SECTION 7.02. Returns and Payments. (a) From the date of this Agreement through and after the Closing Date, ISI shall prepare and file or otherwise furnish in proper form to the appropriate Governmental Authority (or cause to be prepared and filed or so furnished) in a timely manner all Tax returns, reports and forms ("Returns") relating to ISC and the Subsidiaries that are due on or before or relate to any taxable period ending at or before the Closing Date (and ISC shall do the same with respect to any taxable period ending after the Closing Date). Returns of ISC and the Subsidiaries not yet filed for any taxable period that begins before the Closing Date shall be prepared in a manner consistent with past practices employed with respect to ISC and the Subsidiaries (except in the case of an intervening change in law). With respect to any Return required to be filed by ISI or ISC with respect to ISC and the Subsidiaries and as to which an amount of Tax is allocable to the other party under Section 7.01(b), the filing party shall provide the other party and its authorized representatives with a copy of such completed Return and a statement indicating the amount of Tax shown on such Return that is allocable to such other party pursuant to Section 7.01(b), together with appropriate supporting information and schedules at least 20 Business Days prior to the due date (including any extension thereof) for the filing of such Return, and such other party and its authorized representatives shall have the right to review and comment on such Return and statement prior to the filing of such Return. In the event that ISI pays any Taxes for which a reserve or allowance was made on the Closing Balance Sheet, ISC within 10 days of a receipt of proof of such payment shall reimburse ISI for such payment.

          (b) ISI shall pay or cause to be paid when due and payable all Taxes with respect to ISC and the Subsidiaries for any taxable period ending at or before the Closing Date, and ISC shall so pay or cause to be paid Taxes for any taxable period ending after the Closing Date (subject to its right of indemnification from ISI by the date set forth in Section 7.05 for Taxes attributable to the portion of any Tax period that includes the Closing Date pursuant to Sections 7.01(a) and 7.01(b)).

          SECTION 7.03. Refunds. Any Tax refund (including any interest with respect thereto) relating to ISC or any Subsidiary for any taxable period ending at or prior to the Closing Date shall be the property of ISI, and if received by ISC or any Subsidiary shall be paid over promptly to ISI; provided, however, that the amount of any Tax refund to be paid to ISI pursuant to this Section
7.03 shall be net of any reserves or allowances for such Tax refund on the Closing Balance Sheet. Notwithstanding the foregoing sentence: (i) any Tax refund (or equivalent benefit to ISI through a reduction in Tax liability) for a period before the Closing Date arising out of the carryback of a loss or credit incurred by ISC or any Subsidiary in a taxable year ending after the Closing Date shall be the property of ISC and, if received by ISI, shall be paid over promptly to ISC; and (ii) if, and to the extent that, as of such time, if any, as ISC shall receive a refund that would be the property of ISI and payable to ISI under the immediately preceding sentence, Taxes have been asserted in writing that would be required to be indemnified by ISI hereunder, all or part of such refund up to an amount equal to 120% of such asserted Taxes shall, at the option of ISC, be retained by ISC for satisfaction of any amounts indemnifiable under this Article VII which have been asserted or subsequently are asserted, until the time set forth in clause (ii) of Section 7.05 of this Agreement with respect to any such asserted amounts (or, if earlier, expiration of the applicable statute of limitations), at which time any balance remaining from such retained amount after payment of any claims shall be paid to ISI.

          SECTION 7.04. Contests. (a) After the Closing, ISC shall notify ISI in writing within 10 days of receipt of any written notice of a proposed assessment or claim in an audit or administrative or judicial proceeding of any of ISC and the Subsidiaries which, if determined adversely to the taxpayer, would be grounds for indemnification under this Article VII; provided, however, that a failure to give such notice will not affect ISC's right to indemnification under this Article VII except to the extent, if any, that, but for such failure, ISI could have avoided all or a portion of the Tax liability in question.

          (b) In the case of an audit or administrative or judicial proceeding that relates to periods ending on or before the Closing Date, provided that ISI acknowledges in writing its liability under this Agreement to hold ISC and the Subsidiaries harmless against the full amount of any adjustment which may be made as a result of such audit or proceeding that relates to periods ending at or before the Closing Date (or, in the case of any taxable year that includes the Closing Date, against an adjustment allocable under Section 7.01(b) to the portion of such year ending on or before the Closing Date), ISI shall have the right at its expense to participate in and control the conduct of such audit or proceeding but only to the extent that such audit or proceeding relates solely to a potential adjustment for which ISI has acknowledged its liability; ISC also may participate in any such audit or proceeding and, if ISI does not assume the defense of any such audit or proceeding, ISC may defend the same in such manner as it may deem appropriate, including, but not limited to, settling such audit or proceeding after giving five days' prior written notice to ISI setting forth the terms and conditions of settlement. In the event that issues relating to a potential adjustment for which ISI has acknowledged its liability are required to be dealt with in the same proceeding as separate issues relating to a potential adjustment for which ISC would be liable, ISC shall have the right, at its expense, to control the audit or proceeding with respect to the latter issues.

          (c) With respect to issues relating to a potential adjustment for which both ISI (as evidenced by its acknowledgment under this Section 7.04) and ISC or any Subsidiary could be liable, (i) each party may participate in the audit or proceeding and (ii) the audit or proceeding shall be controlled by that party which would bear the burden of the greater portion of the sum of the adjustment and any corresponding adjustments that may reasonably be anticipated for future Tax periods. The principle set forth in the immediately preceding sentence shall govern also for purposes of deciding any issue that must be decided jointly (including, without limitation, choice of judicial forum) in situations in which separate issues are otherwise controlled under this Article VII by ISI and ISC.

          (d) Neither ISI nor ISC shall enter into any compromise or agree to settle any claim pursuant to any Tax audit or proceeding which would adversely affect the other party for such year or a subsequent year without the written consent of the other party, which consent may not be unreasonably withheld; provided, however, that nothing herein will require ISI to seek ISC's agreement concerning the resolution of disputes about the value of ISC's property for property tax purposes for periods prior to the Effective Date. ISI and ISC agree to cooperate in the defense against or compromise of any claim in any audit or proceeding.

          SECTION 7.05. Time of Payment. Payment by ISI of any amounts due under this Article VII in respect of Taxes shall be made (i) at least three Business Days before the due date of the applicable estimated or final Return required to be filed by ISC on which is required to be reported income for a period ending after the Closing Date for which ISI is responsible under Sections 7.01(a) and 7.01(b) without regard to whether the Return shows overall net income or loss for such period, and (ii) within three Business Days following an agreement between ISC and ISI that an indemnity amount is payable, an assessment of a Tax by a taxing authority, or a "determination" as defined in Section 1313(a) of the Code. If liability under this Article VII is in respect of costs or expenses other than Taxes, payment by ISI of any amounts due under this Article VII shall be made within five Business Days after the date when ISI has been notified by ISC that ISI has a liability for a determinable amount under this Article VII and is provided with calculations or other materials supporting such liability.

          SECTION 7.06. Cooperation and Exchange of Information. ISC and ISI will provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Return, amended Return or claim for refund, determining a liability for Taxes or a right to a refund of Taxes, participating in or conducting any audit or other proceeding in respect of Taxes or making representations to or furnishing information to parties subsequently desiring to purchase any of ISC or the Subsidiaries or any part of the Business from Ispat. Such cooperation and information shall include providing copies of relevant Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by Tax authorities. ISI shall make its employees available on a basis mutually convenient to both parties to provide explanations of any documents or information provided hereunder. Each of ISC and ISI shall retain all Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of ISC and the Subsidiaries for each taxable period first ending after the Closing Date and for all prior taxable periods until the later of (i) the expiration of the statute of limitations of the taxable periods to which such Returns and other documents relate, without regard to extensions except to the extent notified by the other party in writing of such extensions for the respective Tax periods, or (ii) eight years following the due date (without extension) for such Returns. Any information obtained under this Section 7.06 shall be kept confidential except as may be otherwise necessary in connection with the filing of Returns or claims for refund or in conducting an audit or other proceeding.

          SECTION 7.07. Conveyance Taxes. ISI shall be liable for and shall hold ISC and each of the Subsidiaries harmless against any real property transfer or gains, sales, use, transfer, value added, stock transfer, and stamp taxes, any transfer, recording, registration, and other fees, and any similar Taxes which become payable in connection with the transactions contemplated by this Agreement, and shall file such applications and documents as shall permit any such Tax to be assessed and paid on or prior to the Closing Date in accordance with any available pre-sale filing procedure. ISC shall execute and deliver all instruments and certificates necessary to enable ISI to comply with the foregoing.

          SECTION 7.08. Section 338(h)(10) Election. (a) ISI, Ispat and any subsidiary of Ispat that might be deemed to be a purchasing corporation for purposes of Code Section 338 shall jointly make a deemed asset sale election described under Code Section 338(h)(10) (the "Section 338(h)(10) Election") and shall make all corresponding or similar elections under applicable state or local law with respect to ISC and each Subsidiary in connection with the qualified stock purchase of the stock of ISC by Ispat hereunder and deemed purchase of the stock of the Subsidiaries (collectively, "Elections"). Ispat and ISI shall file all such Elections on a timely basis and comply with all rules and regulations applicable to such Elections. Ispat and ISI shall cooperate with each other to take all actions necessary and appropriate (including filing such forms, returns, elections, schedules and documents on a joint or separate basis as may be required) to effect and preserve timely Elections in accordance with applicable Treasury Regulations under Section 338 and comparable state or local laws.

          (b) For the purpose of making the Section 338(h)(10) Election, Ispat shall compute and allocate the "modified aggregate deemed sales price" among the assets of ISC and each Subsidiary in accordance with the provisions of Section 338 and the Treasury Regulations thereunder (the "Allocation"), and shall deliver to ISI the Allocation within 120 days after the Closing for ISI's review and comment. ISI may dispute amounts set forth on the Allocation within 30 Business Days of delivery of the Allocation by Ispat to ISI. In the event of such a dispute, the parties along with the counsel to ISI or ISI's Accountants and counsel to Ispat or Ispat's Accountants shall attempt in good faith to resolve such dispute and any resolution shall be final and binding on them. If the parties cannot resolve any such dispute within 30 Business Days after ISI notifies Ispat that it does not agree with the computation and calculation of the modified aggregate sales price, the items remaining in dispute shall be submitted to an independent accounting firm of international reputation selected by, and mutually acceptable to ISI and Ispat or, if they cannot agree, ISI's Accountants and Ispat's Accountants shall select such an independent firm. If the independent accounting firm so selected determines that the items remaining in dispute are not materially incorrect, then Ispat and ISI shall be bound by the Allocation as prepared by Ispat. If the independent accounting firm so selected determines that one or more of the items remaining in dispute are materially incorrect, then ISI and Ispat shall be bound by the allocation of such items as determined by the independent accounting firm. The independent accounting firm shall make any such determination within 30 Business Days after submission of the remaining disputed items. Any subsequent adjustments to the modified aggregate deemed sales price shall be reflected in the Allocation in a manner consistent with Section 338 of the Code and the Treasury Regulations promulgated thereunder. ISI shall calculate gain or loss, if any, resulting from the Elections and Ispat shall calculate tax basis in ISC's and the Subsidiaries' assets in a manner consistent with the Allocation (as determined pursuant to the preceding four sentences) and neither party nor ISC nor any Subsidiary shall take any position inconsistent with the Allocation in any tax return, schedule, estimate or otherwise; provided, however, that ISI shall be entitled to subtract its selling costs from the "modified aggregate deemed sales price" for purposes of calculating gain or loss and Ispat shall be entitled to add its acquisition costs to the "adjusted grossed-up basis" of the assets of ISC and the

Subsidiaries for purposes of determining the basis of ISC's and the Subsidiaries' assets. Ispat will not make an election under Section 338(g) of the Code with respect to the sale of the stock of ISC and the Subsidiaries hereunder except in connection with the Section 338(h)(10) Election that will be made by Ispat jointly with ISI.

          (c) The election to treat the transactions contemplated by this Agreement as an asset sale pursuant to Code Section 338(h)(10) is not intended to affect and shall not affect the essential character of the transaction as a merger in which ISC shall remain the Surviving Corporation.

          SECTION 7.09. Miscellaneous. (a) The parties agree to treat all payments made under this Article VII, under any other indemnity provision contained in this Agreement, and for any misrepresentations or breaches of warranties or covenants as adjustments to the Common Stock Merger Consideration for Tax purposes and that such treatment shall govern for purposes hereof except to the extent that the Laws of a particular jurisdiction provide otherwise, in which case such payments shall be made in an amount sufficient to indemnify the relevant party on an after-Tax basis.

          (b) All payments payable under any tax sharing agreement or arrangement between ISI and ISC or any Subsidiary for any taxable period ending on or prior to the Closing Date shall be calculated on a basis consistent with that used to date and be payable in full at the Closing Date (or a reasonable estimate thereof, with any required adjusting payment to be payable together with the amount, if any, paid pursuant to the Purchase Price adjustment contained in Section 2.11(c), including interest in accordance with the provisions thereof), notwithstanding any later time for payment set forth in any such agreement. Any tax sharing agreement or arrangement between ISI and ISC or any Subsidiary shall be terminated immediately prior to the Closing.

          (c) Notwithstanding any provision of this Agreement to the contrary, the obligations of ISI to indemnify and hold harmless ISC and the Subsidiaries pursuant to this Article VII, and the representations and warranties contained in Section 3.22, shall terminate at the close of business on the 90th day following the expiration of the applicable statute of limitations with respect to the Tax liabilities in question (giving effect to any waiver, mitigation or extension thereof).

          (d) From and after the date of this Agreement, ISI shall not without the prior written consent of Ispat (which may, in its sole and absolute discretion, withhold such consent) make, or cause or permit to be made, any Tax election that would affect ISC or any Subsidiary.

          (e) ISC shall be entitled to recover professional fees and related costs that it may reasonably incur to enforce the provisions of this Article VII.

                                 Article VIII.

                             CONDITIONS TO CLOSING


          SECTION 8.01. Conditions to Obligations of ISI and ISC. The obligations of ISI and ISC to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver, at or prior to the Effective Time, of each of the following conditions:

          (a) Representations, Warranties and Covenants. The representations and warranties of Ispat and Merger Sub contained in this Agreement shall have been true and correct in all material respects when made and shall be true and correct in all material respects as of the Effective Time, with the same force and effect as if made as of the Effective Time, other than such representations and warranties as are made as of another date, which shall be true and correct as of such date (provided, however, that if any portion of any representation or warranty is already qualified by materiality, for purposes of determining whether this Section 8.01(a) has been satisfied with respect to such portion of such representation or warranty, such portion of such representation or warranty as so qualified must be true and correct in all respects), and the covenants and agreements contained in this Agreement to be complied with by Ispat at or before the Effective Time shall have been complied with in all material respects, and ISI shall have received a certificate from Ispat to such effect signed by an executive officer thereof;

          (b) HSR Act. Any waiting period (and any extension thereof) under the HSR Act applicable to the consummation of the Merger shall have expired or shall have been terminated;

          (c) No Proceeding or Litigation. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, injunction or other order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal or otherwise restraining or prohibiting consummation of such transactions;

          (d) Ispat Resolutions. ISI shall have received a true and complete copy, certified by the Secretary or an Assistant Secretary of Ispat, of the resolutions duly and validly adopted by the Board of Directors of Ispat evidencing its authorization of the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby;

          (e) Ispat Incumbency Certificate. ISI shall have received a certificate of the Secretary or an Assistant Secretary of Ispat certifying the names and signatures of the officers of Ispat authorized to sign this Agreement and the other documents to be delivered hereunder;

          (f) Merger Sub Resolutions. ISI shall have received a true and complete copy, certified by the Secretary or an Assistant Secretary of Merger Sub, of the resolutions duly and validly adopted by the Board of Directors and stockholders of Merger Sub evidencing their authorization of the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby;

          (g) Merger Sub Incumbency Certificate. ISI shall have received a certificate of the Secretary or an Assistant Secretary of Merger Sub certifying the names and signatures of the officers of Merger Sub authorized to sign this Agreement and the other documents to be delivered hereunder;

          (h) Legal Opinions. ISI shall have received from each of (i) De Brauw Blackstone Westbroek, Netherlands counsel to Ispat, and (ii) Shearman & Sterling, special counsel to Ispat and Merger Sub, legal opinions, addressed to ISI and dated the date of the Closing, substantially in the form of Exhibits 8.01(h)(i) and 8.01(h)(ii), respectively;

          (i) Release of Indemnity Obligations. ISI shall have received the general release and discharge from Ispat referred to in Section 5.09(b) in form and substance satisfactory to ISI in its sole discretion;

          (j) ISI Guaranties. ISI shall have received appropriate documentation under which Ispat is substituted for ISI under the guaranties and related commitments described in Section 8.01(j) of the Disclosure Schedule or, if such substitution is not obtained after reasonable efforts by the parties prior to the Closing, Ispat otherwise provides an equivalent indemnity to ISI for the obligations of ISI thereunder in form and substance satisfactory to ISI in its sole discretion;

          (k) PBGC. Any conditions that may have been imposed by the PBGC on the transactions contemplated hereby shall have been resolved to the mutual satisfaction of Ispat, ISI and the PBGC; and

          (l) Transition Services. An agreement regarding transition services shall have been entered into by ISI and Ispat reasonably satisfactory to each of ISI and Ispat.

          SECTION 8.02. Conditions to Obligations of Ispat and Merger Sub. The obligations of Ispat and Merger Sub to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver, at or prior to the Effective Time, of each of the following conditions:

          (a) Representations, Warranties and Covenants. The representations and warranties of ISI contained in this Agreement shall have been true and correct in all material respects when made and shall be true and correct in all material respects as of the Effective Time, with the same force and effect as if made as of the Effective Time, other than such representations and warranties as are made as of another date, which shall be true and correct as of such date (provided, however, that if any portion of any representation or warranty is already qualified by materiality (including, without limitation, by the use of any "Material Adverse Effect" qualification), for purposes of determining whether this Section 8.02(a) has been satisfied with respect to such portion of such representation or warranty, such portion of such representation or warranty as so qualified must be true and correct in all respects), and the covenants and agreements contained in this Agreement to be complied with by ISI and ISC at or before the Effective Time shall have been complied with in all material respects, and Ispat shall have received a certificate from ISI to such effect signed by an executive officer thereof;

          (b) HSR Act. Any waiting period (and any extension thereof) under the HSR Act applicable to the consummation of the Merger shall have expired or shall have been terminated;

          (c) No Proceeding or Litigation. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, injunction or other order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal or otherwise restraining or prohibiting consummation of such transactions;

          (d) ISI Resolutions. Ispat shall have received a true and complete copy, certified by the Secretary or an Assistant Secretary of ISI, of the resolutions duly and validly adopted by the Board of Directors of ISI evidencing its authorization of the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby;

          (e) ISI Incumbency Certificate. Ispat shall have received a certificate of the Secretary or an Assistant Secretary of ISI certifying the names and signatures of the officers of ISI authorized to sign this Agreement and the other documents to be delivered hereunder;

          (f) ISC Resolutions. Ispat shall have received a true and complete copy, certified by the Secretary or an Assistant Secretary of ISC, of the resolutions duly and validly adopted by the Board of Directors and stockholders of ISC evidencing their authorization of the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby;

          (g) ISC Incumbency Certificate. Ispat shall have received a certificate of the Secretary or an Assistant Secretary of ISC certifying the names and signatures of the officers of ISC authorized to sign this Agreement and the other documents to be delivered hereunder;

          (h) Legal Opinions. Ispat shall have received from each of (i) the Vice President and General Counsel of ISI and (ii) Mayer, Brown and Platt, counsel to ISI and ISC, legal opinions, addressed to Ispat and dated the date of the Closing, substantially in the form of Exhibits 8.02(h)(i) and 8.02(h)(ii), respectively;

          (i) Consents and Approvals. Ispat and ISI shall have received, each in form and substance satisfactory to Ispat in its sole discretion, all authorizations, consents, orders and approvals of all Governmental Authorities and officials and all third party consents which Ispat in its sole discretion deems necessary or desirable for the consummation of the transactions contemplated by this Agreement;

          (j) Resignations of ISC's Directors. Ispat shall have received the resignations, effective as of the Closing, of all the directors of ISC, each Subsidiary and each Venture, except for such persons as shall have been designated in writing prior to the Effective Time by Ispat to ISI;

          (k) Organizational Documents. Ispat shall have received a copy of
(i) the Certificates of Incorporation, as amended (or similar organizational documents), of ISC, each Subsidiary and each Venture, with respect to ISC and each Subsidiary certified by the secretary of state of the jurisdiction in which each such entity is incorporated or organized, as of a date not earlier than five Business Days prior to the Closing Date and with respect to ISC, each Subsidiary and each Venture, accompanied by a certificate of the Secretary or an Assistant Secretary of each such entity, dated as of the Closing Date, stating that no amendments have been made to such Certificate of Incorporation (or similar organizational documents) since such date, and (ii) the By-laws (or similar organizational documents) of ISC, each Subsidiary and each Venture, certified by the Secretary or an Assistant Secretary of each such entity;

          (l) Minute Books. Ispat shall have received a copy of the minute books and stock register of ISC, each Subsidiary and each Venture, certified by their respective Secretaries or Assistant Secretaries as of the Closing Date.

          (m) Certificate of Non-Foreign Status. Ispat shall have received a certificate from ISI (which complies with Section 1445 of the Code) of non-foreign status executed in accordance with the provisions of the Foreign Investment in Real Property Tax Act;

          (n) Good Standing; Qualification to Do Business. Ispat shall have received good standing certificates for ISC and for each Subsidiary from the secretary of state of the jurisdiction in which each such entity is incorporated or organized and from the secretary of state of each other jurisdiction in which the properties owned or leased by ISC, any Subsidiary or any Venture, or the operation of its business in such jurisdiction, requires ISC, any Subsidiary or any Venture to qualify to do business as a foreign corporation, in each case dated as of a date not earlier than five Business Days prior to the Closing Date and accompanied by bring-down telegrams or facsimiles dated the Closing Date;

          (o) Release of Indemnity Obligations. Ispat shall have received the general release and discharge from ISI referred to in Section 5.09(a) in form and substance satisfactory to Ispat in its sole discretion;

          (p) No Material Adverse Effect. No event or events shall have occurred since the Reference Balance Sheet Date, or be reasonably likely to occur, which, individually or in the aggregate, had, have, or would have, a Material Adverse Effect;

          (q) Settlement Agreement Resolution. Any issue under the successorship provisions in any applicable agreement with USWA shall have been satisfactorily resolved in the sole discretion of Ispat;

          (r) Joint Venture Arrangements. The put and call and other change of control provisions contained in the Tek Agreements and the Kote Agreements shall have been waived by Nippon Steel Corporation with respect to the Merger, and there shall have been no changes to the Tek Agreements or the Kote Agreements or the relationships created thereby and the rights and benefits to ISC, its Subsidiaries and the Ventures under all such agreements shall be in full force and effect at the Effective Time;

          (s) PBGC. Any conditions that may have been imposed by the PBGC on the transactions contemplated hereby shall have been resolved to the mutual satisfaction of Ispat, ISI and the PBGC;

          (t) Shipping Vessels. Prior to the Effective Time, ISC shall have transferred the title of each of the U.S. vessels "Joseph L. Block", "Wilfred Sykes" and "Edward L. Ryerson" in a manner acceptable to Ispat in its sole discretion such that Ispat and ISC are permitted to continue using such shipping vessels following the Closing in the Business;

          (u) Lease. ISI shall have entered into the sublease described in
Section 5.12; and

          (v) Transition Services. An agreement regarding transition services shall have been entered into by ISI and Ispat reasonably satisfactory to each of ISI and Ispat.

                                  ARTICLE IX

                                INDEMNIFICATION

          SECTION 9.01. Survival of Representations and Warranties. The representations and warranties of ISI contained in this Agreement shall survive the Closing until March 31, 2000; provided, however, that (a) the representations and warranties dealing with Tax matters shall survive until 90 days after the expiration of the applicable statute of limitations period, (b) the representations and warranties in Section 3.14 shall survive the Closing until the fifth anniversary of the Effective Time and (c) the representations and warranties contained in Sections 3.01, 3.02, 3.03, 3.04 and 3.18 shall survive the Closing until 90 days after the expiration of the applicable statute of limitations period. Neither the period of survival nor the liability of ISI with respect to ISI's representations and warranties shall be reduced by any investigation made at any time by or on behalf of Ispat. If written notice of a claim has been given prior to the expiration of the applicable representations and warranties by Ispat to ISI, then the relevant representations and warranties shall survive as to such claim, until the tenth anniversary of the Effective Time.

          SECTION 9.02. Indemnification. (a) Ispat, its Affiliates and their successors and assigns, and the officers, directors, employees, stockholders, representatives and agents of Ispat, its Affiliates and their successors and assigns (each an "Ispat Indemnified Party") shall be indemnified and held harmless by ISI for any and all Liabilities, losses, damages, claims, costs and expenses, interest, awards, judgments and penalties (including, without limitation, attorneys' and consultants' fees and expenses) actually suffered or incurred by them (including, without limitation, any Action brought or otherwise initiated by any of them) (hereinafter a "Loss"), arising out of or resulting from:

          (i) the breach of any representation or warranty made by ISI contained in this Agreement;

          (ii) the breach of any covenant or agreement by ISI contained in this Agreement; or

          (iii) (A) any Hazardous Materials at, on, under, migrating to or from, or transported to or from the Real Property, or any property formerly owned, leased, occupied or used by ISC, the Subsidiaries or the Business, at or prior to the Closing, or any additional migration or transportation of such Hazardous Materials after the Closing (including, without limitation, any Remedial Action at any time after the Closing relating to such Hazardous Materials); (B) any Environmental Claim arising at any time that relates to ISC, the Subsidiaries, the Business or the Real Property at or prior to the Closing; or (C) any noncompliance with or violation of any applicable Environmental Law or Environmental Permit relating in any way to ISC, the Subsidiaries or the Business at or prior to the Closing, or any continuation of such violation or noncompliance after the Closing;

provided that ISI shall indemnify any Ispat Indemnified Party for Losses pursuant to this Section 9.02(a) only to the extent that such Losses are in excess of (i) any amounts recovered by such Ispat Indemnified Party pursuant to any contract (other than a contract of insurance) to which such Ispat Indemnified Party is a party or (ii) amounts recovered by counterclaim or otherwise from any third party based on any claims such Ispat Indemnified Party has against any such third party that reduces the Losses that would otherwise be sustained (in each case net of the costs of recovery thereof), to the extent such claims arise out of the same or substantially similar facts and circumstances as those resulting in such Losses.

To the extent that ISI's undertakings set forth in this Section 9.02(a) may be unenforceable, ISI shall contribute the maximum amount that it is permitted to contribute under applicable law to the payment and satisfaction of all Losses incurred by Ispat, ISC, the Subsidiaries and the Ventures.

          (b) ISI, its Affiliates and their successors and assigns, and the officers, directors, employees and agents of ISI, its Affiliates and their successors and assigns (each an "ISI Indemnified Party") shall be indemnified and held harmless by Ispat for any and all Losses arising out of or resulting from:

          (i) the breach of any representation or warranty made by Ispat contained in this Agreement;

          (ii) the breach of any covenant or agreement by Ispat contained in this Agreement; or

          (iii) any liability or obligation relating to the Surviving Corporation, any Subsidiary, any Venture or the Business arising from the operation of the Business after the Closing other than any such liability or obligation arising out of a breach of any representation, warranty, covenant or agreement of ISI contained in this Agreement;

provided that Ispat shall indemnify any ISI Indemnified Party for Losses pursuant to this Section 9.02(b) only to the extent that such Losses are in excess of (i) any amounts recovered by such ISI Indemnified Party pursuant to any contract (other than a contract of insurance) to which such ISI Indemnified Party is a party or (ii) amounts recovered by counterclaim or otherwise from any third party based on any claims such ISI Indemnified Party has against any such third party that reduces the Losses that would otherwise be sustained (in each case net of the costs of recovery thereof), to the extent such claims arise out of the same or substantially similar facts and circumstances as those resulting in such Losses.

To the extent that Ispat's undertakings set forth in this Section 9.02(b) may be unenforceable, Ispat shall contribute the maximum amount that it is permitted to contribute under applicable law to the payment and satisfaction of all Losses incurred by ISI.

          (c) Any party entitled to indemnification hereunder (an "Indemnified Party") shall give the party from whom indemnification is sought (the "Indemnifying Party") notice of any matter which an Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement, within 60 days of such determination, stating the amount of the Loss, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises. The obligations and Liabilities of the Indemnifying Party under this Article IX with respect to Losses arising from claims of any third party which are subject to the indemnification provided for in this Article IX ("Third Party Claims") shall be governed by and contingent upon the following additional terms and conditions: If an Indemnified Party shall receive notice of any Third Party Claim, the Indemnified Party shall give the Indemnifying Party notice of such Third Party Claim within 30 days of the receipt by the Indemnified Party of such notice; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article IX except to the extent the Indemnifying Party is materially prejudiced by such failure and shall not relieve the Indemnifying Party from any other obligation or Liability that it may have to any Indemnified Party otherwise than under this Article IX. If the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party hereunder against any Losses that may result from such Third Party Claim, then the Indemnifying Party shall be entitled to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice if it gives notice of its intention to do so to the Indemnified Party within five days of the receipt of such notice from the Indemnified Party; provided, however, that if there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate in the judgment of the Indemnified Party, in its sole discretion, for the same counsel to represent both the Indemnified Party and the Indemnifying Party, then the Indemnified Party shall be entitled to retain its own counsel, in each jurisdiction for which the Indemnified Party determines counsel is required, at the expense of the Indemnifying Party. In the event the Indemnifying Party exercises the right to undertake any such defense against any such Third Party Claim as provided above, the Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party's expense, all witnesses, pertinent records, materials and information in the Indemnified Party's possession or under the Indemnified Party's control relating thereto as is reasonably required by the Indemnifying Party. Similarly, in the event the Indemnified Party is, directly or indirectly, conducting the defense against any such Third Party Claim, the Indemnifying Party shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, at the Indemnifying Party's expense, all such witnesses, records, materials and information in the Indemnifying Party's possession or under the Indemnifying Party's control relating thereto as is reasonably required by the Indemnified Party. No such Third Party Claim may be settled by the Indemnifying Party without the prior written consent of the Indemnified Party.

          SECTION 9.03. Limits on Indemnification. Notwithstanding anything to the contrary contained in this Agreement, (a) with respect to representations, warranties, covenants and agreements that do not contain any standard, qualification or exception with respect to "materiality" or "Material Adverse Effect", no claim for indemnification may be made by the Ispat Indemnified Parties or ISI Indemnified Parties, as the case may be, under Section 9.02, and no payment in respect thereof shall be required of ISI or Ispat, as the case may be, unless the amount of the indemnifiable Loss for such claim is in excess of $50,000 and the aggregate amount of all such Losses incurred by the Ispat Indemnified Parties or the ISI Indemnified Parties, as the case may be, is at least $2,000,000, provided that, in the event such Losses exceed $2,000,000, ISI or Ispat, as the case may be, shall indemnify the Ispat Indemnified Parties or the ISI Indemnified Parties, as the case may be, for the full amount of such Losses, (b) the maximum amount of indemnifiable Losses which may be recovered from ISI under Section 9.02 arising out of or resulting from the causes enumerated in clauses (i) and (iii) of Section 9.02(a) shall be $90,000,000, and (c) the maximum amount of indemnifiable Losses which may be recovered from Ispat under Section 9.02 arising out of or resulting from the causes enumerated in clause (i) of Section 9.02(b) shall be $90,000,000.

          SECTION 9.04. Tax Matters. The rights and obligations of the parties with respect to indemnification for any and all Tax matters shall be governed by
Article VII, subject to the limitations in Section 9.03 and except for the specific reference to Tax matters in Section 9.01.

          SECTION 9.05. Environmental Matters. With respect to indemnification for matters regarding the Environment arising under Section 9.02(a)(i) and
Section 9.02(a)(iii), ISI's indemnification obligations shall be subject to
Section 9.03 and shall, with respect to the categories of Losses described in clauses (i) through (iv) below, be limited as set forth in this Section 9.05:

          (i) with respect to corrective action required under the 1993 Consent Decree not related to the Sediment Characterization and Remediation Supplemental Environmental Project, ISI's indemnification obligation shall apply to amounts exceeding $3,350,000 in the aggregate in any one year;

          (ii) with respect to the Supplemental Environmental Project required under the 1993 Consent Decree related to the Sediment Characterization and Remediation Supplemental Environmental Project, ISI's indemnification obligation shall apply to amounts exceeding the environmental reserve existing therefor on the Closing Balance Sheet;

          (iii) with respect of the clean up of off-site disposal of Hazardous Materials prior to the Closing, ISI's indemnification obligation shall apply to amounts exceeding $1,000,000 in the aggregate in any one year; and

          (iv) with respect to the removal of asbestos and PCB's located on the Owned Real Property prior to the Closing, ISI's indemnification obligation shall apply to any Losses exceeding $3,000,000 in the aggregate in any one year.

The Losses covered by Section 9.02(a)(iii) shall exclude (a) increases in any liabilities to the extent they arise out of changes in Environmental Laws that become effective only after the Effective Time, (b) Losses resulting from actions taken by Ispat to place or expand facilities at locations at the Indiana Harbor Works Facility of ISC without reasonable efforts to minimize the present value of any resulting environmental indemnification expenses or without due consideration of alternate locations, or Losses resulting from Ispat actions taken without a legitimate business purpose or in significant part for the purpose of collecting indemnity payments, and (c) amounts expended by ISC to operate and maintain existing pollution control equipment, as described by ISC in its Annual Reports on Form 10-K filed prior to the date of this Agreement.

                                   ARTICLE X

                            TERMINATION AND WAIVER

          SECTION 10.01. Termination. This Agreement may be terminated at any time prior to the Closing:

          (a) by Ispat if, between the date hereof and the Effective Time: (i) an event or condition occurs that has resulted in or that may reasonably be expected to result in a Material Adverse Effect, (ii) any representation or warranty of ISI contained in this Agreement that is not qualified as to materiality shall not have been true and correct in all material respects when made or any representation or warranty that is already qualified by materiality shall not have been true and correct in all respects, (iii) ISI shall not have complied with any material covenant or agreement to be complied with by it and contained in this Agreement, and, if such noncompliance is of a nature such that it is capable of being cured and ISI shall have complied with the provisions of
Section 5.05 regarding prompt notice, such noncompliance shall have continued for a period of five days after notice of such noncompliance is given to ISI by Ispat, (iv) ISI, ISC, any Subsidiary or any Venture makes a general assignment for the benefit of creditors, or any proceeding shall be instituted by or against ISI, ISC, any Subsidiary or any Venture seeking to adjudicate any of them a bankrupt or insolvent, or seeking liquidation, winding up or reorganization, arrangement, adjustment, protection, relief or composition of its debts under any Law relating to bankruptcy, insolvency or reorganization,
(v) ISI or any of its Affiliates shall enter into an agreement providing for an Acquisition Proposal or an Acquisition Proposal shall be consummated; or

          (b) by either ISI or Ispat if the Closing shall not have occurred by August 31, 1998; provided, however, that the right to terminate this Agreement under this Section 10.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date; or

          (c) by either Ispat or ISI in the event that any Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable; or

          (d) by the mutual written consent of ISI and Ispat.

          SECTION 10.02. Effect of Termination. (a) In the event of termination of this Agreement as provided in Section 10.01, this Agreement shall forthwith become void and there shall be no liability on the part of either party hereto except (a) as set forth in Sections 5.03, 10.02(b) and 11.01 and (b) that nothing herein shall relieve any party from liability for any breach of this Agreement.

          (b) Notwithstanding the foregoing, ISI (or its successors and assigns) shall pay, or cause to be paid, in immediately available funds, to Ispat, the sum of $20,000,000 (the "Termination Fee") if (i) this Agreement is terminated pursuant to Section 10.01(a), (ii) prior to such termination an Acquisition Proposal shall have been made and shall be pending, (iii) at the time of such termination Ispat shall not be in breach in any material respect of its obligations under this Agreement, and (iv) within 12 months of such termination, either ISC, ISI or any of its Affiliates shall enter into an agreement providing for an Acquisition Proposal which is later consummated or an Acquisition Proposal shall be consummated, in either case at a purchase price per share in excess of the implied per share price derived by the sum of the Merger Consideration and the amount of the Intercompany Indebtedness payable by Ispat pursuant to Section 2.08(a). ISI (or its successors and assigns) shall pay the Termination Fee concurrently with the consummation of such Acquisition Proposal.

          SECTION 10.03. Waiver. Any party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of any other party, (b) waive any inaccuracies in the representations and warranties of another party contained herein or in any document delivered by another party pursuant hereto or (c) waive compliance with any of the agreements or conditions of another party contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by all of the parties hereto. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition, of this Agreement. The failure of any party to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

                                  ARTICLE XI

                              GENERAL PROVISIONS

          SECTION 11.01. Expenses. Except as otherwise specified in this Agreement, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

          SECTION 11.02. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by courier service, by telecopy or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.02):

          (a)  if to ISI:

               Inland Steel Industries, Inc.
               30 West Monroe Street
               Chicago, Illinois 60603
               Telecopy:  (312) 899-3921
               Attention: George A. Ranney, Jr., Esq.
                          Vice President and General Counsel

          (b)  if to Ispat or the Surviving Corporation:

               Ispat International N.V.
               Rotterdam Building
               Aert Von Nesstraat 45
               3012 CA
               Rotterdam, The Netherlands
               Telecopy:  (31-10) 233-0565
               Attention: Dr. Johannes Sittard

               with a copy to:

               Shearman & Sterling
               599 Lexington Avenue
               New York, New York 10022
               Telecopy:  (212) 848-7179
               Attention: Spencer D. Klein, Esq. and
                          Marc M. Rossell, Esq.

          SECTION 11.03. Public Announcements. No party to this Agreement shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party, and the parties shall cooperate as to the timing and contents of any such press release or public announcement except to the extent required by applicable Law or any stock exchange regulation.

          SECTION 11.04. Headings. The descriptive headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

          SECTION 11.05. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

          SECTION 11.06. Entire Agreement. Except for the Confidentiality Agreement and the Letter Agreement, this Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersedes all prior agreements and undertakings, both written and oral, between ISI and Ispat with respect to the subject matter hereof and thereof.

          SECTION 11.07. Assignment. This Agreement may not be assigned by operation of law or otherwise without the express written consent of ISI and Ispat (which consent may be granted or withheld in the sole discretion of ISI or Ispat); provided, however, that Ispat shall be permitted to assign this Agreement to any of its wholly owned subsidiaries, provided that in the event of any such assignment Ispat shall remain fully liable to perform all of its obligations hereunder.

          SECTION 11.08. No Third Party Beneficiaries. Except for the provisions of Article IX relating to Indemnified Parties and Section 5.11, this Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

          SECTION 11.09. Amendment. This Agreement may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, the parties hereto or (b) by a waiver in accordance with Section 10.03.

          SECTION 11.10. Governing Law. (a) This Agreement shall be governed by and construed in accordance with the laws of the State of New York, except to the extent that the laws of the State of Delaware are required to be applied hereto, in which case Delaware law shall govern to the extent so required.

          (b) All actions and proceedings arising out of or relating to this Agreement shall be instituted in the courts of the State of New York or of the United States sitting in The City of New York. Each party to this Agreement irrevocably submits to the exclusive jurisdiction of the courts of the State of New York and of the United States sitting in The City of New York in connection with any such action or proceeding arising out of or relating to this Agreement. Ispat irrevocably appoints CT Corporation System as its agent for the sole purpose of receiving service of process or other legal summons in connection with any such action or proceeding brought in any such court. Each party to this Agreement will maintain at all times a duly appointed agent in the State of New York for the service of any process or summons in connection with any such action or proceeding brought in any such court and, if it fails to maintain such an agent during any period, any such process or summons may be served on it by mailing a copy of such process or summons to it at its address set forth, and in the manner provided, in Section 11.02, with such service deemed effective on the fifth day after the date of such mailing.

          (c) Each party to this Agreement irrevocably waives the right to a trial by jury in connection with any action or proceeding arising out of this Agreement and, to the fullest extent permitted by applicable law, any defense or objection it may now or hereafter have to the laying of venue of any action or proceeding under this Agreement brought in the courts of the State of New York or of the United States sitting in The City of New York and any claim that any action or proceeding under this Agreement brought in any such court has been brought in an inconvenient forum.

          SECTION 11.11. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

          SECTION 11.12. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

          SECTION 11.13. Other Actions. To the extent that a Venture is not controlled by ISI, ISI will use its reasonable efforts to cause such Venture to take all actions that are required to be taken by such Venture under this Agreement.

          IN WITNESS WHEREOF, Ispat, Merger Sub, ISI and ISC have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                        ISPAT INTERNATIONAL N.V.


                                        By:
                                            ------------------------------
                                            Name:
                                            Title:


                                        INLAND MERGER SUB, INC.


                                        By:
                                            ------------------------------
                                            Name:
                                            Title:


                                        INLAND STEEL INDUSTRIES, INC.


                                        By:
                                            ------------------------------
                                            Name:
                                            Title:


                                        INLAND STEEL COMPANY


                                        By:
                                            ------------------------------
                                            Name:
                                            Title:

     Pursuant to Item 601(b)(2) of Regulation S-K, the exhibits and schedules referenced in the Agreement and Plan of Merger are omitted from this filing. The Registrant hereby agrees to furnish supplementally a copy of any of the omitted exhibits and schedules upon the request of the Securities and Exchange Commission.